UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRIGO COMPANY PLC

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NOTICE OF 2018 ANNUAL GENERAL MEETING

Friday, May 4, 2018

10:00 a.m. (GMT)

The 2018 Annual General Meeting (the “AGM”) of Shareholders of Perrigo Company plc (“the Company”) will be held on Friday, May 4, 2018 at 10:00 a.m. (GMT) at The Marker Hotel, Grand Canal Square, Docklands, Dublin 2, D02 CK38, Ireland, The Shannon Room, to:

1.	Elect eleven director nominees to serve until the 2019 Annual General Meeting of Shareholders;
2.	Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor;
3.	Provide advisory approval of the Company’s executive compensation;
4.	Renew the Board’s authority to issue shares under Irish law;
5.	Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law; and
6.	Transact any other business that may properly come before the meeting.

Proposals 1 – 4 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the meeting. Proposal 5 is a special resolution requiring the approval of not less than 75% of the votes cast. All proposals are more fully described in this Proxy Statement.

During the meeting, management will also present the Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2017, along with the related directors’ and auditor’s reports.

If you plan on attending the meeting, you may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker, bank or other nominee should bring proof or certificate of ownership to the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on March 6, 2018 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as soon as possible. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

By order of the Board of Directors

Todd W. Kingma

Executive Vice President, General Counsel

and Company Secretary

March     , 2018

We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. This e-proxy process expedites shareholders’ receipt of proxy materials while reducing the costs and the environmental impact of our annual meeting. On or about March     , 2018, we mailed to our beneficial owners and consenting shareholders of record a notice of internet availability of proxy materials containing instructions on how to access our proxy statement and Annual Report and how to vote online. All other shareholders will receive a paper copy of the proxy statement, proxy card and Annual Report by mail unless otherwise notified by us or our transfer agent. The notice of internet availability contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and Annual Report if you only received a notice by mail or (ii) elect to receive your proxy statement and Annual Report over the Internet if you received them by mail this year.

This Proxy Statement, the Annual Report on Form 10-K and Irish Statutory Financial Statements for the fiscal year ended December 31, 2017, are available at http://www.viewproxy.com/perrigo/2018.

Perrigo Company plc

Proxy Statement

Director Compensation	10

Ownership of Perrigo Ordinary Shares	12

Section 16(a) Beneficial Ownership Reporting Compliance	14

Executive Compensation	14

Potential Payments Upon Termination or Change in Control	36

Remuneration Committee Report	43

Equity Compensation Plan Information	44

CEO Pay Ratio	44

Audit Committee Report	45

Proposals to be Voted on:

(1) Election of Directors	46

(2) Ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company and the authorization to fix the remuneration of the auditor	53

(3) Advisory vote on the Company’s executive compensation	54

(4) Renew the Board’s authority to issue shares under Irish law	56

(5) Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	57

Presentation of Irish Statutory Financial Statements	59

Annual Report on Form 10-K	59

Questions and Answers and Voting Information	60

Exhibit A	66

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about March     , 2018.

Proxy Summary

Here are highlights of important information you will find in this proxy statement. As this is only a summary, we encourage you to review the complete proxy statement before you vote.

Our Annual Meeting

Logistics

Date and Time May 4, 2018 at 10:00 a.m. (GMT)	The Marker Hotel, Grand Canal Square, Docklands, Dublin 2, D02 CK38, Ireland, The Shannon Room.
Record Date March 6, 2018	Shareholders on the close of business on the record date may vote on all matters.

Proposals

Resolutions Proposed for Shareholder Vote	Board Vote Recommendation	Page Reference for Additional Details
1. Election of directors	FOR each nominee	46
2. Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	FOR	53
3. Advisory vote on executive compensation	FOR	54
4. Renew the Board’s authority to issue shares under Irish law	FOR	56
5. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law	FOR	57

Governance

•	Annual director elections
•	10 of 11 director nominees are independent
•	All committee members are independent
•	Board of Directors is diverse in gender, ethnicity, experience and skills
•	Regular board refreshment
•	Independent directors regularly meet in executive session
•	Separate independent Chair and CEO roles
•	Annual board and committee assessments
•	Robust stock ownership guidelines
•	Majority voting for directors
•	No shareholder rights plan
•	Board level risk oversight
•	Anti-hedging and anti-pledging policies

Board Refreshment

•	Geoffrey M. Parker and Theodore R. Samuels were appointed to the Board in 2016, with Mr. Samuels beginning his service on January 4, 2017.

i

•	Bradley A. Alford, Rolf A. Classon, Adriana Karaboutis, Jeffrey B. Kindler and Jeffrey C. Smith were appointed to the Board in 2017.
•	Average tenure: approximately four years as of the date of the AGM.

Executive Transition/Succession Planning

•	In February 2017, following the departure of our former Executive Vice President, Business Operations and Chief Financial Officer, the Board appointed Ronald L. Winowiecki, who had previously served as Perrigo’s Senior Vice President of Business Finance, as acting Chief Financial Officer. In February 2018, the Board appointed Mr. Winowiecki as Chief Financial Officer.
•	In January 2018, John T. Hendrickson stepped down as Chief Executive Officer following the Board’s appointment of Uwe Roehrhoff as President and Chief Executive Officer.

2017 Performance Update1

•	Management delivered on its goals and commitments in 2017 by:

○	focusing on operational execution of core businesses in challenging end-markets;
○	taking actions to simplify, focus and execute on the Company’s core businesses;
○	implementing a cost optimization program that improved our cost structure; and
○	delivering strong cash flow conversion and improved balance sheet flexibility.

•	Generated net sales of $4.9 billion.

○	Achieved 2017 adjusted net sales growth of 1.3% compared to the prior year, excluding, the year-over-year sales of exited European distribution businesses, the divestiture of the API business and the impact of Entocort®.

•	Realized adjusted operating profit of $1.0 billion and a consolidated adjusted operating margin of 20.5%.
•	Improved CHCI Segment adjusted operating margin to 15.0% from 11.4% in 2016.
•	Sustained high level of performance in the CHCA Segment with adjusted operating margin of 21.9%.
•	Strong performance in the Rx Segment with continued adjusted operating margin of 41.9%.
•	Achieved 119% operating cash flow conversion to adjusted net income; cash from operations was an impressive $699 million.
•	Strategic initiatives delivered balance sheet strength and optionality with:

○	$2.6 billion of debt repaid in 2017;
○	~2.7 million shares repurchased in 2017; and
○	$679 million in total cash on hand as of December 31, 2017

•	Successfully completed our cost optimization program and achieved the announced run-rate savings by the end of 2017.

[1]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported (GAAP).

Compensation

Executive Compensation Principles

•	Perrigo’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to our long-term success, and to ensure that pay is significantly performance-based.
•	Highlights:

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, at-risk, performance-based pay	☒ Permit hedging or pledging of Perrigo stock ☒ Provide significant perquisites ☒ Reprice options ☒ Provide “single trigger” change in control cash severance benefits
✓ Directly align total reward with shareholder returns through long-term performance
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct independent annual risk assessments

Program Design

•	Primary elements include base salary, annual cash incentive and long-term incentive compensation.
•	A substantial portion (greater than 73%, on average) of our executive compensation is performance-based and at-risk.
•	Program is weighted toward long-term equity awards rather than short-term compensation.

2017 Compensation

•	For 2017, base salaries for named executive officers were maintained at 2016 levels, with the exception of Mr. Winowiecki who received a promotional base salary increase upon assuming the role of acting CFO.
•	Consistent with our pay-for-performance model, and aligned with the very strong performance of the Company in 2017, executive officers earned bonuses at 122.47% of target.

•	In 2017, named executive officers were granted annual long-term incentive (“LTI”) awards, which were allocated 50% to PSUs that may be earned based on achievement of return on tangible capital (“ROTC”) goals over three years, 20% to PSUs that may be earned based on our relative rTSR performance versus peers over three years, and 30% to stock options vesting over three years.
•	Based on our 2017 ROTC of 39.2%, the 2017 tranche of ROTC performance-based equity compensation vested at 173% of target. This resulted in a total payout for the 2015-2017 ROTC PSUs at 80% of target shares.
•	No special awards were made to executive officers in 2017.

Questions and Answers and Voting Information

Please see the Questions and Answers and Voting Information section beginning on page 60 for important information about voting, the proxy materials, and deadlines for submitting shareholder proposals and director nominees for the 2019 Annual General Meeting of Shareholders. Additional questions may be directed to Perrigo Company plc, Attn: General Counsel, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or GeneralMeeting@perrigo.com.

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer (“CEO”) is a member of, and reports directly to, our Board, and members of our executive management team regularly advise our Board on those business segments for which each executive has management responsibility. Our Board is kept informed through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices and by participating in Board and committee meetings.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Governance Guidelines. The Board may amend these guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email at GeneralMeeting@perrigo.com. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the U.S. Securities and Exchange Commission (“SEC”) and the NYSE.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical and legal obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code of Conduct to any shareholder upon request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or at GeneralMeeting@perrigo.com.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NYSE independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that ten of our current eleven directors are independent, including Bradley A. Alford, Laurie Brlas, Rolf A. Classon, Gary M. Cohen, Adriana Karaboutis, Jeffrey B. Kindler, Donal O’Connor, Geoffrey M. Parker, Theodore R. Samuels and Jeffrey C. Smith. Uwe F. Roehrhoff is not independent under these standards because he is currently serving as an officer of Perrigo.

In making its independence determination, the Board of Directors has broadly considered all relevant facts and circumstances and concluded that there are no material relationships that would impair these directors’ independence.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight, and the Audit Committee is responsible for the overall framework for the risk assessment and enterprise risk management process for the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Remuneration Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance. These committees report to the Board of Directors on risk management matters.

Management periodically presents to the Board of Directors its view of the major risks facing the Company, which may include a dedicated “enterprise risk management” presentation. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors to assist the Board in its risk oversight role.

The following chart provides a summary overview of key areas of risk oversight for the Board and management.

Board of Directors

Oversees Major Risks

Strategic and Competitive – Financial – Brand and Reputational – Legal and Regulatory

Operational – Cybersecurity – CEO Succession Planning

Management Key Risk Responsibilities
• Business units identify and manage business risks	• Central functions design risk framework, including setting boundaries and monitoring risk appetite	• Internal audit provides independent assurance on design and effectiveness of internal controls and governance practices

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a separate Chairman of the Board and Chief Executive Officer, and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure at this time. In addition, having three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the Chairman and Chief Executive Officer and the rest of the Company’s management team.

Audit Committee Primary Risk Oversight Overall framework for Risk Assessment and ERM process Financial Statement integrity and reporting Legal, regulatory & compliance Internal controls Remuneration Committee Primary Risk Oversight Employee compensation policies and practices Non executive director compensation policies and practices Corporate culture and diversity Nominating & Goverance Committee Primary Risk Oversight Governance structure and processes Stockholder concerns Succession planning Cybersecurity, sustainability and environmental matters

Chairman of the Board

Between August 2003 and April 2016, the Board of Directors appointed an independent director to serve as Lead Independent Director. Gerald K. Kunkle, Jr. held the position of Lead Independent Director of Perrigo Company from August 2009 to April 2016. In April 2016, the board decided to separate the roles of the Chairman of the Board and Chief Executive Officer and appointed Laurie Brlas as Chairman of the Board, eliminating the need for a Lead Independent Director. In May 2017, the Board re-appointed Ms. Brlas as Chairman of the Board.

The role of the Chairman includes:

•	presiding at all Board meetings, including executive sessions of the independent directors;
•	serving as a liaison between the CEO and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;
•	having the authority to call meetings of the independent directors; and
•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The Chairman is selected from those Perrigo directors who are independent and who have not been a former executive officer of Perrigo. The Chairman position is for an initial term of three years, subject to annual reviews by our Nominating & Governance Committee, annual re-election of that director at the intervening AGMs, and an annual appointment by the independent directors.

Shareholder Engagement

We believe that ongoing, transparent communication with our shareholders is critical to our long-term success. We have a robust shareholder engagement program, and we regularly communicate with our shareholders through a number of forums, including quarterly earnings presentations, investor conferences, securities filings, phone calls, plant tours and individual meetings. During 2017, we engaged in meaningful dialogue with many of our top shareholders, as well as numerous other current and prospective shareholders, on topics such as our business performance and overall corporate strategy, capital allocation, industry and market trends, corporate governance, M&A strategy and executive compensation. Our shareholders have provided us with valuable feedback and external viewpoints that inform the way we think about our business and strategy, and we are committed to a continuing dialogue.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits executive officers and directors of the Company from trading in options, warrants, puts and calls or similar instruments on Company securities and holding Company securities in margin accounts, as well as from pledging Company securities as collateral for a loan. In addition, the policy prohibits Company directors and all employees, including executive officers, from selling Company securities “short”, engaging in “short sales against the box”, and entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

Corporate Social Responsibility

We are committed to doing business in an ethical manner. We have a long history of environmentally sound and efficient operations, safe and healthy working conditions, and active participation in the communities where we are located. As reflected in our Corporate Social Responsibility Commitment Statement, we remain committed to:

•	Helping consumers access safe, effective and affordable healthcare products;
•	Strong corporate governance;
•	Complying with regulatory and legal requirements;
•	Demonstrating environmental stewardship;
•	Continuously improving packaging sustainability;
•	Protecting human rights of our global employees and challenging our partners to do the same;
•	Diversity of thought, experience and perspective;
•	Providing a safe and healthy work environment for our employees; and
•	Establishing effective community partnerships.

Through these efforts, we strive to minimize our impact on the environment, drive responsible business practices, and ensure the welfare of our employees and their families, and the communities in which we operate now and into the future. For more information regarding our Corporate Social Responsibility program please visit our website at https://www.perrigo.com/believe/responsibility.aspx.

Board of Directors and Committees

Perrigo’s Board of Directors met 25 times during 2017. The Board of Directors has standing Audit, Remuneration and Nominating & Governance Committees, and there was a total of 40 committee meetings during 2017. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served during 2017.

We encourage all of our directors to attend our annual general meetings, and all directors then serving participated in the AGM in 2017.

The Board has adopted a charter for each of the Audit, Remuneration and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under Investors – Corporate Governance – Committees and are available in print to shareholders upon request to our Company Secretary, Todd W. Kingma, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or GeneralMeeting@perrigo.com.

Audit Committee

During 2017, the Audit Committee met 16 times. The Audit Committee currently consists of the following independent directors: Donal O’Connor (Chair), Rolf A. Classon and Geoffrey M. Parker.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 45.

As noted above, one of the Audit Committee’s responsibilities is to oversee the Company’s internal control over financial reporting. During 2016, management identified several material weaknesses in our internal controls over financial reporting and, as discussed in our Annual Report on Form 10-K for fiscal 2017, determined the weaknesses related to our income tax accounting processes continued to exist as of December 31, 2017. Since identifying these control deficiencies in 2016, with the oversight of the Audit Committee, we have evaluated the internal controls around our income tax processes and taken significant steps to remediate the deficiencies by redesigning our controls. For example, we have significantly strengthened our tax organization and designed a suite of controls related to the components of our income tax process to enhance our management review controls over income taxes. We believe our remediation efforts will strengthen our internal control over financial reporting and remediate the identified material weaknesses, but because many of our controls operated for the first time at December 31, 2017, we need to demonstrate consistent operating effectiveness over a number of quarterly periods.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NYSE listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NYSE listing standards. The Board has also determined that Donal O’Connor, Rolf A. Classon, and Geoffrey M. Parker have the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Remuneration Committee

During 2017, the Remuneration Committee met 12 times. The Remuneration Committee currently consists of the following independent directors: Jeffrey B. Kindler (Chair), Bradley A. Alford and Theodore R. Samuels.

The Remuneration Committee reviews and recommends to the Board compensation arrangements for the CEO and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. The Remuneration Committee also reviews and make recommendations to the Board regarding corporate culture and diversity initiatives and issues.

In response to investor feedback and following a comprehensive search process, for fiscal 2017, the Remuneration Committee engaged FW Cook & Company, Inc. (“FW Cook”) as its independent consultant to provide a fresh perspective on Perrigo’s executive compensation program and to assist the Committee in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo did not retain FW Cook to perform any other compensation-related or consulting services for the Company. In addition, in February 2017, the Board appointed Jeffrey B. Kindler as the new Chair of the Remuneration Committee, bringing further insights and perspective to Perrigo’s program. Interactions between FW Cook and management were generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. Based on these factors, its own evaluation of FW Cook’s independence pursuant to the requirements approved and adopted by the SEC and the NYSE, and information provided by FW Cook, the Committee has determined that the work performed by FW Cook did not raise any conflicts of interest.

Additional information regarding the processes and procedures of the Remuneration Committee is presented in the Compensation Discussion and Analysis, beginning on page 14.

Nominating & Governance Committee

During 2017, the Nominating & Governance Committee met 12 times. The Nominating & Governance Committee currently consists of the following independent directors: Jeffrey C. Smith (Chair), Gary M. Cohen and Adriana Karaboutis.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees as well as succession planning. The Nominating & Governance Committee also oversees and makes recommendations to the Board regarding Perrigo’s cybersecurity policies and practices as well as sustainability and environmental efforts. In February 2017, the Board appointed Jeffrey C. Smith as the Chair of the Nominating & Governance Committee.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the CEO on a regular basis.

Board and Committee Self-Assessments

The Board and the Audit, Remuneration and Nominating & Governance Committees have historically followed a three-year cycle for conducting board and committee self-assessments. Year 1 assessments were conducted with extensive internal questionnaires; Year 2 assessments were conducted by a third party; and Year 3 assessments were conducted with abbreviated internal questionnaires. Going forward the Board expects to rely on third parties to conduct the annual self-assessments. Through this process, directors evaluate the composition, effectiveness, processes and skills of the Board and individual Committees and identify areas that merit further focus or consideration. The results of the assessments are reviewed and discussed by the Nominating & Governance Committee, which then reports to and leads a discussion with the full Board.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Chairman of the Board will be advised promptly of any communications that allege misconduct on the part of Perrigo management or 3that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our Articles of Association. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is recommended for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, and it will seek input from other Board members, including the CEO and Chairman of the Board, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

With respect to the proposal to elect directors at this AGM, the Nominating & Governance Committee recommended to the Board that it waive the director age limit for Mr. Classon, who joined our Board in May 2017. The Committee and Board approved this waiver as being in the best interest of the Company given the substantial board refreshment in 2017, the on-boarding of a new CEO since January 2018, and Mr. Classon’s outstanding service and experience that continues to benefit the Board.

Shareholders may nominate candidates for consideration at an annual general meeting by following the process described in the Articles of Association and summarized in this proxy statement under “Voting Information – How do I submit a shareholder proposal or director nomination for the next AGM?”

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the offer of resignation.

Proxy Access

In July 2017, upon the recommendation of our Board, our shareholders overwhelmingly approved amending our Articles of Association to implement proxy access. Proxy access allows eligible shareholders to include their own director nominees in Perrigo’s proxy materials along with the candidates nominated by the Board. This right is summarized in this proxy statement under “Voting Information – How do I use proxy access to nominate a director candidate for the next AGM?”

Board Refreshment

The Board is committed to thoughtful board refreshment and ongoing board succession planning. During 2016 and 2017, seven new independent directors were added to our Board. As of the date of the AGM, the average tenure of our non-employee directors will be approximately four years. Mr. Roehrhoff was appointed as a director upon his appointment as our President and Chief Executive Officer in January 2018 following John T. Hendrickson’s resignation from these positions.

Stock Ownership

Under our Corporate Governance Guidelines, each director who is not a Perrigo employee is required to attain stock ownership at a level equal to six times his or her annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Other Policies, Practices and Guidelines – Executive Stock Ownership Guidelines section, on page 28. All of our non-employee directors are in compliance with these guidelines.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating & Governance Committee reviews the information provided in response to these questionnaires.

Related-party transactions since the beginning of 2017 are described below. Each of the transactions was reviewed and approved in accordance with our policy. The Nominating & Governance Committee determined that the terms of these transactions are no less favorable to us than would be the case with an unrelated third party.

Agreement with Starboard Value LP

On February 6, 2017, we entered into an agreement with Starboard (the “Starboard Agreement”), which was intended to define the ongoing relationship between Perrigo and Starboard in its capacity as a significant shareholder. As of February 6, 2017, Starboard beneficially owned approximately 6.7% of Perrigo’s outstanding ordinary shares. Pursuant to the Starboard Agreement, we (i) accepted the resignation of Michael J. Jandernoa, Gerald K. Kunkle, Jr., Herman Morris, Jr. and Shlomo Yanai from the Perrigo board of directors, and (ii) appointed Jeffrey C. Smith of Starboard and two other independent directors, Bradley A. Alford and Jeffrey B. Kindler, to the Board to fill three of the resultant vacancies. Pursuant to the Starboard Agreement, Starboard had the right to recommend to the Board two additional nominees to serve as independent directors. Upon Starboard’s recommendation, on May 2, 2017, the Board appointed Adriana Karaboutis and Rolf A. Classon as directors and accepted the resignation of Ellen R. Hoffing effective upon Ms. Karaboutis’ and Mr. Classon’s appointments.

With respect to the 2017 AGM, Starboard agreed to, among other things, vote in favor of Perrigo’s director nominees and, subject to certain conditions, vote in accordance with the Board’s recommendation on all other proposals. Starboard also agreed not to submit director nominations or proposals at the 2017 AGM. In addition, we agreed to nominate Messrs. Alford, Kindler, Smith, and Classon as well as Ms. Karaboutis for re-election at the AGM.

Under the terms of the Starboard Agreement, until the earlier of (i) 15 business days prior to the deadline for the submission of shareholder nominations for the 2018 AGM and (ii) the date that is 100 days prior to the first anniversary of the AGM, Starboard agreed not to, among other things: (a) solicit proxies; (b) join any “group” or voting arrangement; (c) propose certain extraordinary transactions or encourage third parties to do so; (d) call or seek to call an extraordinary general meeting of Perrigo’s shareholders; (e) seek board representation other than as provided in the Starboard Agreement; or (f) influence third parties with respect to the voting or disposition of Perrigo ordinary shares. Starboard also agreed to customary confidentiality restrictions.

The Starboard Agreement expired in February 2018.

Director Compensation

The Remuneration Committee reviews and makes a recommendation to the Board regarding non-employee director compensation. In determining the level and mix of compensation for non-employee directors, the Remuneration Committee considers peer and other market data, practices and trends as well as information and analyses provided by FW Cook, its independent consultant.

In 2017, all of our non-employee directors were paid an annual cash retainer, and a supplemental annual cash retainer was also paid to committee chairs, the Chairman, and non-chair committee members all as described below.

Chairman Annual Cash Retainer:	$150,000
(in lieu of director retainer)

Director Annual Cash Retainer	$75,000

Committee Member Retainer:
Audit	$12,500
Remuneration	$12,500
Nominating & Governance	$8,000

Committee Chair Retainer:
(in lieu of member retainer)
Audit	$25,000
Remuneration	$25,000
Nominating & Governance	$16,000

For 2017, our Chairman of the Board and other non-employee directors received annual equity awards in the form of restricted stock units having a value of approximately $375,000 and $300,000, respectively. These awards vest on the earlier of one year from the grant date or the date of the next AGM, and are intended to directly link an element of director compensation to shareholders’ interests.

To better align with market and peer practices, we eliminated our non-employee director travel stipend of $10,000 per international trip in June 2017. We also eliminated the $1,000 per day stipend for activities requiring travel in furtherance of Board or Perrigo business (other than to and from regularly scheduled Board and committee meetings).

Directors who are Perrigo employees receive no compensation for their services as directors.

The following table summarizes the 2017 compensation of our non-employee directors who served during the year.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [2]	All Other Compensation	Total ($)
Laurie Brlas	174,233	375,000	-	-	549,233
Gary M. Cohen	103,762	300,000	-	-	403,762
Donal O’Connor	113,000	300,000	-	-	413,000
Geoffrey Parker	124,724	401,096	-	-	525,820
Michael J. Jandernoa[3]	18,750	-	-	-	18,750
Gerald K. Kunkle, Jr.[3]	25,000	-	-	-	25,000
Herman Morris, Jr.[3]	31,875	-	-	-	31,875
Shlomo Yanai[3]	23,875	-	-	-	23,875
Ellen R. Hoffing [4]	37,298	-	-	-	37,298
Theodore R. Samuels[5]	75,616	368,155	-	-	443,771
Jeffrey C. Smith[6]	102,937	371,507	-	-	474,444
Bradley A. Alford[6]	94,529	371,507	-	-	466,036
Jeffrey B. Kindler[6]	111,019	371,507	-	-	482,526
Rolf Classon[7]	55,144	300,000	-	-	355,144
Adriana Karaboutis[7]	68,134	300,000	-	-	368,134

1) Represents the grant date fair value of 4,265 service-based restricted stock units granted to each non-employee director on June 6, 2017 calculated in accordance with U.S. GAAP. As Chair of the Board, Laurie Brlas received 5,331 service-based restricted stock units. Geoffrey Parker and Theodore Samuels also received prorated grants of 1,437 and 969 service-based restricted stock units, respectively. Bradley Alford, Jeffrey Smith and Jeffrey Kindler also received a prorated grant of 1,017 service-based restricted stock units each. The shares vest one year after the grant date or at the AGM. The grant date fair value is based on $70.34 per share, the closing price of Perrigo Company plc ordinary shares on the NYSE on the grant date.

2) During 2017, no stock options were granted to non-employee directors.

3) Mr. Jandernoa, Mr. Kunkle, Mr. Morris and Mr. Yanai left the Board on February 6, 2017.

4) Ms. Hoffing left the Board on May 2, 2017.

5) Mr. Samuels was appointed to the Board on January 4, 2017.

6) Mr. Smith, Mr. Alford and Mr. Kindler were appointed to the Board on February 6, 2017.

7) Mr. Classon and Ms. Karaboutis were appointed to the Board on May 2, 2017.

Ownership of Perrigo Ordinary Shares

Directors, Nominees and Executive Officers

The following table shows how many Perrigo ordinary shares the directors, nominees, and named executive officers, individually and collectively, beneficially owned as of March 6, 2018. The percent of class owned is based on 140,874,854 Perrigo ordinary shares outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation table on page 31.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned	Options Exercisable Within 60 Days of Record Date	Total	Percent of Class

Directors
Bradley A. Alford	529	-	-
Laurie Brlas	12,557	7,225	19,782	*
Rolf A. Classon	-	-	-	*
Gary M. Cohen	15,047	10,278	25,325	*
Adriana Karaboutis	-	-	-	*
Jeffrey B. Kindler	528	-	-	*
Donal O’Connor	4,376	-	4,376	*
Geoffrey M. Parker	3,662	-	3,662	*
Theodore R. Samuels	4,118	-	4,118	*
Jeffrey C. Smith (1)	6,027,863	-	6,027,863	4.2%
Uwe Roehrhoff	7,500	-	7,500	*

Named Executive Officers Other Than Directors
Todd W. Kingma (2)	18,681	49,221	67,902	*
Sharon Kochan	10,031	23,134	33,165	*
Jeffrey R. Needham	9,718	17,245	26,963	*
John T. Hendrickson (3)	18,610	42,135	60,745	*
Ron Winowiecki	3,439	5,032	8,471	*
Judy L. Brown	-	-	-	*

Directors and Executive Officers as a Group (23 Persons) (4)	6,155,084	187,718	6,342,802	4.4%

* Less than 1%.

1) Represents shares held by certain funds and managed accounts for which Starboard Value LP serves as manager or investment manager. Mr. Smith serves as a Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard Value LP. Mr. Smith has shared voting and shared dispositive power over Starboard’s shares.

2) Shares owned include 2,000 shares in the Todd Kingma Charitable Remainder Uni-Trust.

3) Shares owned include 9,879 shares owned by the John T. Hendrickson Trust, of which Mr. Hendrickson is the trustee.

4) See footnotes 1 through 3. Includes directors and executive officers as of March 6, 2016. Of these shares, 6,027,863 are beneficially owned indirectly by Jeffrey Smith.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo’s ordinary shares. The percent of class owned is based on 140,874,854 Perrigo ordinary shares outstanding as of March 6, 2018.

Name and Address of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	14,389,268	10.2%

T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	9,848,431	7.0%

Starboard Value LP (3) 777 Third Avenue, 18th Floor New York, NY 10055	9,641,425	6.8%

BlackRock Inc. (4) 55 East 52nd Street New York, NY 10055	8,613,825	6.1%

Franklin Resources, Inc. (5) One Franklin Parkway San Mateo, CA 94403	7,981,905	5.7%

1)	The Vanguard Group, Inc. has sole voting power with respect to 181,320 of the shares, shared voting power with respect to 36,835 of the shares, shared dispositive power with respect to 215,329 of the shares and sole dispositive power with respect to 14,173,939 shares. This information is based on a Schedule 13G/A filed with the SEC on February 8, 2018.
2)	T. Rowe Price Associates, Inc. has sole voting power with respect to 3,300,309 of the shares and sole dispositive power with respect to all of the shares. This information is based on a Schedule 13G filed with the SEC on February 14, 2018.
3)	Based on a Schedule 13D/A filed with the SEC on February 7, 2017, pursuant to which (a) each of Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP and Starboard Principal Co GP LLC reported sole voting and dispositive power with respect to 9,641,425 shares; (b) Starboard Value and Opportunity Master Fund Ltd reported sole voting and dispositive power with respect to 3,287,856 shares; (c) each of Starboard Value A LP and Starboard Value A GP LLC reported sole voting and dispositive power with respect 2,366,741 shares; (d) each of Starboard Leaders Kilo LLC and Starboard Leaders Fund LP, Value reported sole voting and dispositive power with respect to 2,001,138 shares; (e) Starboard Value and Opportunity S LLC reported sole voting and dispositive power with respect to 372,738 shares; (f) each of Starboard Leaders Select III LP and Starboard Leaders Select III GP LLC Value reported sole voting and dispositive power with respect 365,603 shares; (g) each of Starboard Value and Opportunity C LP, Starboard Value R LP and Starboard Value R GP LLC reported sole voting and dispositive power with respect to 209,418 shares; and (h) each of Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld reported shared voting and dispositive power with respect to 9,641,425 shares.
4)	BlackRock Inc. has sole voting power with respect to 7,469,434 of the shares shared voting power with respect to none of the shares and sole dispositive power with respect to all of the shares. This information is based on a Schedule 13G/A filed with the SEC on January 30, 2018.
5)

Based on a Schedule 13G filed with the SEC on February 7, 2018 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson and Rupert H. Johnson, Jr. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Stockholders”) each own in excess of 10% of the outstanding common stock of FRI and are the Principal Stockholders of FRI. FRI and the Principal Stockholders may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. However, FRI and the Principal Stockholders disclaim any pecuniary interest in and beneficial ownership of any of such securities. Pursuant to the Schedule 13G, (a) Templeton Global Advisors Limited has sole voting power over 4,814,830 shares, shared voting power over 2,248 shares, and sole dispositive power over 4,843,818 shares, (b) Franklin Advisers, Inc. has sole voting and dispositive power over

1,908,912 shares, (c) Franklin Templeton Investments Corp. has sole voting and dispositive power over 367,130 shares, (d) Franklin Templeton Investment Management Limited has sole voting power over 193,955 shares and sole dispositive power over 211,175 shares, (e) Templeton Investment Counsel, LLC has sole voting power over 170,313 shares and sole dispositive power over 321,266 shares, (f) Franklin Templeton Investments Australia Limited has sole voting and dispositive power over 91,380 shares, (g) Franklin Templeton Investments (Asia) Ltd. has sole voting and dispositive power over 33,120 shares, (h) Templeton Asset Management Ltd. has sole voting power over 19,528 shares and shared voting power over 34,310 shares, (i) K2/D&S Management Co., L.L.C. has sole voting power over 19,528 shares and sole dispositive power over 1,956 shares, and (j) Fiduciary Trust Company International has sole dispositive power over 300 shares.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo ordinary shares with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during 2017, except that the following transactions were not reported in a timely manner: the exercise of 1,316 options to purchase ordinary shares by Mr. Paul Weninger; a sale of 201.73 ordinary shares and a purchase of 700 ordinary shares by Mr. John Wesolowski; the vesting of 623 restricted stock units for Mr. Thomas Farrington; and the vesting of 2,181 restricted stock units for Mr. John Hendrickson. Each of these transactions has since been reported. In addition, Mr. Weninger and Mr. Wesolowski each amended his timely filed Form 3 to reflect ordinary shares omitted from the original filing.

Executive Compensation

Compensation Discussion and Analysis

Introduction

2017 continued to be a year of change that directly impacted our compensation programs.

Strategic Imperatives – We continued our commitment to disciplined execution and decisive action. We completed a comprehensive strategic, operational and financial review of the business, optimized our organizational effectiveness through divestitures, organizational restructuring, and early retirement programs, and further reduced our overall cost structure through administrative cost containment, all with the goal of quickly stabilizing the business after a difficult 2016 and creating shareholder value in 2017.

The 2017 annual plan was focused on the operating framework to “Simplify, Focus and Execute”, and it was this framework that drove the following priorities for 2017:

1.	Simplify – Deliver on a $130 million cost optimization program targeting people, processes and organizational priorities, all of which helped us execute business-critical activities;
2.	Focus – Complete divestitures that enabled our management to focus Perrigo on its core operating segments of Consumer Healthcare Americas (CHCA), Consumer Healthcare International (CHCI) and Rx Pharmaceuticals; and
3.	Execute – Launch over $200 million of new products across our business segments and improve the operating margin profile of the CHCI segment.

At the same time, our Rx Pharmaceuticals segment was projected to face significant pricing headwinds of approximately 9-11% of segment net sales (estimated to be between $80 million to $100 million) and an additional estimated $70 million headwind for specific pricing and lower volumes of the generic Entocort® product in this segment.

Despite those headwinds, our relentless attention to the “simplify, focus and execute” framework helped the business achieve strong results in 2017.

2017 Performance Highlights2

•	As part of its focused strategy, the Company:

1.	Announced the cancellation of the unprofitable EuroGenerics NV distribution agreement in Belgium. The year-over-year effect of the cancellation, combined with the exit of certain OTC distribution agreements, reduced our net sales by $200.3 million in 2017, with an immaterial impact to operating income.
2.	Completed the sale of its Tysabri® financial asset in the first quarter of 2017 which, on a relative basis, meant that approximately $357 million of income that was previously included in the performance measure for 2016 was no longer included in the 2017 operating results.
3.	Completed the sale of its API businesses in the fourth quarter of 2017, which had annual net sales of $55.6 million in 2017.

•	The businesses achieved strong adjusted operating margins in 2017:

○	CHCA achieved adjusted operating margins of 21.9%, for two consecutive years;
○	CHCI achieved adjusted operating margins of 15.0%, a 360 basis point increase above 11.4% realized in 2016;
○	Rx achieved adjusted operating margins of 41.9%.

•	2017 adjusted operating profit was $1.0 billion, which was 104% above target.
•	Successfully completed our cost optimization program and achieved the announced run-rate savings by the end of 2017.
•	Operating cash flow was $699 million in 2017, achieving 119% conversion of adjusted net income.
•	Due to the effective measures taken during 2017, $2.6 billion in debt was repaid in 2017 and $679 million of cash was on the balance sheet as of December 31, 2017, providing the Company with improved flexibility to pursue strategic opportunities or return capital to shareholders.

In our 2017 executive compensation program, we:

•	Simplified the annual incentive plan design, aligning it with market practices and our strategic focus, by removing net operating profit after tax as the primary annual incentive bonus funding mechanism and replacing it with a direct formulaic payout based on the attainment of operating income and days of working capital goals.
•	Increased the weight of performance-based long-term incentive compensation for executives by replacing service-based restricted stock units with performance stock units based on

[2]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported GAAP.

relative Total Shareholder Return (“rTSR”) which, importantly, is measured over a three-year performance period in alignment with feedback received from our shareholders regarding 2017 LTI plan design.

We have also taken steps to ensure that we had a fresh perspective in reviewing and assessing our compensation program. For 2017, we appointed a new Remuneration Committee Chair, refreshed the Committee’s membership with entirely new directors, engaged a new independent consultant, FW Cook, and reconstituted our peer group to better reflect our strategic direction moving forward.

Simply stated, we have listened to our shareholders and taken action to respond to their valuable input. We will continue to engage with shareholders on a regular basis to maintain an open line of communication on executive compensation issues.

Our Named Executive Officers for 2017

Management Continuity – Following the departure of our former Chief Financial Officer in March 2017, we appointed Ronald L. Winowiecki, previously Senior Vice President of Business Finance, as acting Chief Financial Officer. In January 2018, John T. Hendrickson stepped down as Chief Executive Officer following the Board’s appointment of Uwe F. Roehrhoff as President and Chief Executive Officer. In February 2018, the Board appointed Ronald L. Winowiecki as Chief Financial Officer.

Perrigo’s named executive officers for 2017 are:

Named Executive Officer	Position
John T. Hendrickson	Chief Executive Officer
Ronald L. Winowiecki	Senior Vice President of Business Finance, acting Chief Financial Officer
Todd W. Kingma	Executive Vice President, General Counsel and Secretary
Jeffrey R. Needham	Executive Vice President and President, Consumer Healthcare Americas
Sharon Kochan	Executive Vice President and President, Branded Consumer Healthcare and International
Judy L. Brown	Former Executive Vice President, Business Operations and Chief Financial Officer

This Compensation Discussion and Analysis provides information about our executive compensation program, the factors that were considered in making compensation decisions for our named executive officers and how we have modified our programs to meet Perrigo’s needs for the future.

Executive Summary

2016 Say-on-Pay Voting Results

At last year’s AGM, our shareholders strongly approved our executive compensation, with over 91% of the votes cast voting in favor of the say-on-pay proposal.

Our Future and New Executive Compensation Design

The number one goal of the Board is to position Perrigo for success, which means having a leadership team in place that is focused on creating value in the short- and long-term for all shareholders. It is also a priority to ensure our executive pay program is aligned with Perrigo’s strategic priorities and drives value creation for all shareholders.

To this end, the Committee, working with its independent compensation consultant and management, and taking into consideration input received from our shareholders, took the following actions, which were fully implemented in 2017:

Program Element	Change	Rationale
The Management Incentive Bonus Plan (the “MIB Plan”)

•  Removed net operating profit after tax as the primary funding mechanism.

•  Used achievement of operating income (“OI”) and days of working capital (“DWC”) goals to directly fund and calculate actual incentive award payouts.

• Simplifies the payout formula, is easier to understand, and more effectively engages all employees. • Aligns with market practices and supports business plans.

Long-Term Incentive Plan (“LTI Plan”) compensation for the named executive officers

•  Removed service-based restricted stock units (“RSUs”).

•  Restructured the mix of equity to 70% performance-based restricted stock units (“PSUs”) and 30% stock options.

•  Based 50% of the total LTI opportunity on the achievement of return of tangible capital (“ROTC”) and 20% on relative Total Shareholder Return (“rTSR”) versus the 2017 Executive Compensation Peer Group over a three-year performance cycle.

•  The LTI design for all other eligible employees remains unchanged.

•  Responds to shareholder feedback.

•  Introduces a relative performance factor.

•  Aligns with market practices.

•  Adds a 3-year performance measurement period.

•  Increases the performance-based percentage of LTI compensation to 70% (100%, if including options), placing Perrigo ahead of market and peers.

The Committee believes these changes are consistent with best practices and further align our executives’ compensation with shareholder interests.

Best Compensation Governance and Practices

With these changes, our executive compensation program continues to be grounded in the following policies and practices, which promote sound compensation governance, enhance execution of our pay-for-performance philosophy and further align our named executive officers’ interests with those of our shareholders:

What We Do	What We Do Not Do
✓ Place a significant emphasis on variable, performance-based, and at-risk pay	☒ Permit hedging or pledging of Perrigo stock ☒ Provide significant perquisites ☒ Reprice options ☒ Provide “single trigger” change in control cash severance benefits
✓ Align compensation with shareholder returns through long-term corporate, financial, and share price performance
✓ Include clawback provisions in our incentive agreements
✓ Have rigorous stock ownership guidelines
✓ Use an independent compensation consultant
✓ Conduct annual risk assessments

2017 Compensation Decisions

The Committee’s key compensation decisions, based on the Company’s results in 2017, were highly aligned with actual performance in the year:

Program Element	Committee Decisions
Annual Base Salary	Based on the Committee’s review of the compensation market data and assessment of individual performance, as well as Perrigo’s business priorities and strategy, none of the named executive officers received an increase in base pay for 2017, except for Mr. Winowiecki, who received a promotional increase upon assuming the role of Acting CFO.

MIB Plan	The named executive officers received annual incentive awards based on corporate, segment, and individual performance under the MIB Plan at 122.47% of target.

LTI Plan

In 2017, all of the named executive officers were granted annual LTI awards, which were allocated 50% to PSUs that may be earned based on achievement of ROTC goals over three years, 20% to PSUs that may be earned based on our relative rTSR performance versus peers over three years, and 30% to stock options vesting over three years.

Based on 2017 performance, there was 173% of target vesting credit for the 2017 tranche of the ROTC performance-based equity incentive, which will apply to the full three-year vesting credit for the PSUs granted in the six-month transition period ended December 31, 2015 that resulted from the change in fiscal year end (the “2015 Stub Period”), fiscal 2016, and fiscal 2017. 2017 was the third and final year for the 2015 Stub Period ROTC PSUs; in combination with ROTC performance in the prior two years, the total payout for the 2015 Stub Period ROTC PSUs was 80% of target.

What Guides Our Executive Compensation Program

Our Executive Compensation Principles

Perrigo’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive offers, who are critical to our long-term success. The executive compensation program reflects our core principles:

•	Pay is linked to performance: A significant portion of total compensation should be variable, performance-based (“at-risk”), and linked to the attainment of specific objectives.
•	Pay is shareholder-aligned: Compensation should be provided through pay elements (base salaries, annual and long-term incentives) designed to drive sustained business performance, build an internal culture of company ownership and create long-term value for all our shareholders.

•	Pay opportunities are market-competitive: Provide compensation at levels that will attract, motivate, and retain highly qualified executives who are focused on the long-term best interests of our shareholders.

The core elements of our executive compensation program are summarized in the table below.

Element	Form	What It Does
Base Salary	Cash (Fixed)	Provides a competitive rate of compensation relative to similar positions in pharmaceutical industry and consumer-goods peer companies that enables us to attract and retain critical executive talent.

MIB Plan	Cash (Variable)	Focuses executives on achieving annual financial and operational goals that drive long-term shareholder value.

LTI Plan	Equity (Variable)	Provides incentives for executives to execute on long-term financial/strategic growth goals that drive shareholder value creation and support our talent retention strategy.

The charts below show the target compensation of our Chief Executive Officer and our other named executive officers for fiscal 2017. These charts illustrate that a majority of named executive officer compensation is performance-based and variable (89% for our Chief Executive Officer and an average of 73% for our other named executive officers). The weighting of these pay elements is consistent with the market and best practices and puts a large majority of the named executive officers’ total direct compensation at risk if performance goals are not achieved or if Perrigo performance declines.

The Decision-Making Process

The Role of the Remuneration Committee. The Committee, which is composed entirely of independent directors, oversees our executive compensation program. The Committee works very closely with FW Cook, its independent consultant and management to examine the effectiveness of Perrigo’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at http://perrigo.investorroom.com/corporate-governance.

Each year, the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the Chief Executive Officer’s compensation to the independent directors of the Board for approval.

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. These tally sheets also include analyses for various termination events (including terminations with and without cause and for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. These tally sheets, which are prepared by management and reviewed by FW Cook, generally contain data that are substantially similar to the data contained in the tables presented below.

The Role of Management. The Chief Executive Officer makes recommendations to the Committee regarding the compensation of the other named executive officers for the Committee’s approval. The Chief Executive Officer does not participate in the deliberations of the Committee regarding his own compensation. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Role of the Independent Consultant. For 2017, the Committee engaged FW Cook as its independent consultant to provide advice on various aspects of our executive and non-employee director compensation programs. Other than the support that it provided to the Committee, FW Cook provided no other services to the Company or Perrigo management.

The Role of Market Comparison Data. The Committee uses information provided by FW Cook regarding the compensation practices of select companies (the “Peer Group”) as one of the factors in evaluating both the structure of our executive compensation program and target levels of compensation. Management also reviews data periodically from Mercer Human Resource Consulting, Willis Towers Watson, Aon Hewitt, the Korn Ferry Hay Group, and Equilar regarding the market positioning for base salary, annual, and long-term incentive target levels for all executive roles. The Committee considers this information, together with the factors described in the “Executive Compensation Principles” section above, in determining executive compensation.

For fiscal 2017, the Committee undertook a review of the existing Peer Group. The Committee continued to focus on comparably sized pharmaceutical and consumer goods companies, taking into account consolidation in the pharmaceutical industry, as well as Perrigo’s growth, changing strategy, and business focus. With the assistance of its independent consultant and management, the Committee considered additions and deletions to the existing Peer Group, and approved a new Peer Group for fiscal 2017 pay decisions. The new Peer Group consists of 16 publicly-traded companies that are similarly sized with similar customer and/or business profiles:

Baxter International Inc.	Church & Dwight Co., Inc.	Conagra Brands, Inc.
The Clorox Company	Endo International plc	Henry Schein, Inc.
Jazz Pharmaceuticals plc	Mallinckrodt plc	Mylan N.V.
Patterson Companies, Inc.	Prestige Brands Holdings, Inc.	Zoetis Inc.
Shire plc	Spectrum Brands Holdings, Inc.	TreeHouse Foods, Inc.
Reckitt Benckiser Group plc

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities. Instead, that data is one of many factors that the Committee uses when setting compensation levels for each element of our program (salary, target annual cash incentive, and equity-based incentives) and for the combined total of these elements. Although Perrigo does not specifically target a stated pay percentile objective, the Committee considers the 50th percentile of market data to be a valuable indication of what is competitive in the market.

In addition to market comparison data, the Committee also considers an individual’s competencies, experience and performance; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, consideration of market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

2017 Executive Compensation Program in Detail

Base Salaries

Name	FY2016 Base Salary	FY2017 Base Salary
John T. Hendrickson	$900,000	$900,000
Ronald L. Winowiecki*	$400,000	$600,000
Todd W. Kingma	$526,330	$526,330
Sharon Kochan**	$566,402	$566,402
Jeffrey R. Needham	$507,500	$507,500
*	Promoted to acting CFO in FY2017, FY2017 value represents promotional base salary.

**	Any amounts paid in Israeli shekels were converted to U.S. dollars based on foreign exchange rates on the last day of the respective fiscal year.

The Committee approves base salaries for the named executive officers other than the Chief Executive Officer. For the Chief Executive Officer, the Committee submits its recommendation for the Chief Executive Officer’s base salary to the independent directors of the Board for approval. In approving a named executive officers’ base salary, the Committee may consider comparisons among positions internally and externally, proxy and survey data, performance, job experience and unique role responsibilities. To assist the Committee in this process, each year the Chief Executive Officer provides the Committee with base salary recommendations for each of the other named executive officers, as well as summaries of such named executive officers’ individual performance.

The named executive officers are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Peer Group. Named executive officers are also eligible for salary adjustments for promotions or changes in job responsibilities.

For 2017, at the recommendation of the CEO, the Committee approved maintaining base salaries for the named executive officers at 2016 levels, with the exception Mr. Winowiecki, who received a promotional base salary increase upon assuming the role of acting CFO.

Annual Incentive Award Opportunities

The MIB Plan is designed to motivate and reward the named executive officers for achieving and exceeding specific, financial goals that support our objective of increasing long-term shareholder value. Participants in the MIB Plan include our named executive officers, other management level personnel and other selected individuals. Substantially all other employees participate in other annual incentive plans. MIB Plan awards are paid in cash.

Near the beginning of each annual performance period, the Board approves the financial plan for that year, from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Individual performance goals are not a formulaic input for determining the bonus opportunity. However, to ensure that awards reflect a named executive officer’s contribution to our results, the Committee has, or, in the case of the Chief Executive Officer, the independent directors have, the discretion to adjust any named executive officer’s actual award up by as much as 50% or down by as much as 100% based on individual performance, provided that, in the case of any upward adjustment, the maximum incentive award opportunity for any individual executive is capped at 200% of the target award opportunity. No such adjustments were made to bonuses earned for 2017.

Target Award Opportunity. The 2017 target MIB Plan award opportunities for the named executive officers are shown in the table below. The range of award opportunities is listed in the Grants of Plan-Based Awards for 2017 table on page 33.

Named Executive Officer	2017 Target Bonus (as % of Salary)
Mr. Hendrickson	120%
Mr. Winowiecki	75%
Mr. Kingma	65%
Mr. Needham	65%
Mr. Kochan	60%

MIB Plan Funding. Near the beginning of 2017, the Board approved the 2017 financial plan, from which the Committee determined and approved the performance target goals and payout schedules for the 2017 MIB Plan. Operating Income (“OI”) is weighted 80%, and Days Working Capital (“DWC”) performance is weighted 20%. As stated in the 2017 Performance Highlights, as part of our business transformation, we completed the sale of our Tysabri® financial asset in the first quarter of 2017 which, on a relative basis, meant that several hundred million of income that was previously included in the performance measure for 2016 was no longer included in the 2017 operating results.

2017 MIB Funding

	Operating Income Goals ($M) Weighted 80%	Pool Funding
Maximum	$1,165.9	200%
Target	$971.6	100%
Threshold*	$777.3	50%
Actual	$1,007.3	118%

	Days Working Capital Goals ($M) Weighted 20%	Pool Funding
Maximum	94.0 days	200%
Target	117.6 days	100%
Threshold*	141.0 days	50%
Actual	108.4 days	139%
*	Performance below the threshold level on each metric would result in no payout for that metric.

The target OI goal for 2017 was lower than the 2016 due primarily to:

1.	The sale of the Tysabri® asset in the first quarter of 2017. Additionally, a smaller portion of that difference was attributable to Entocort®.

The targeted DWC goal for 2017 was higher than the 2016 actual primarily because:

1.	The revenue recognized in 2016 from Tysabri® and Entocort®, which was no longer budgeted for 2017, had minimal associated working capital, thereby increasing our budgeted DWC for 2017.
2.	The Branded Consumer Healthcare business, with a higher relative DWC to our total Perrigo DWC, was excluded from the 2016 DWC targets because it had recently been acquired and was not yet fully integrated. The Branded Consumer Healthcare business was included in DWC targets in 2017, which resulted in a higher total Perrigo DWC goal.

Under the MIB Plan, the Committee may adjust performance measures to prevent dilution or enlargement of awards by excluding the effects of, among other things, extraordinary, unusual or non-recurring items, assets impairments, and non-cash items. Perrigo’s adjusted MIB OI performance for 2017 was $1,007.3 million, which consisted of a $598.2 million profit from operations as reported in our financial statements, plus $411.2 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included $47.5 million of asset impairments and $355.5 million of amortization expense, as well as charges related to acquisitions and divestitures not included in Perrigo’s original plan for 2017, restructuring charges, and unusual litigation charges.

Based on the payout matrix for 2017 Corporate MIB Plan and the weighting between the OI and DWC components, the bonus payouts under 2017 Corporate MIB Plan, which included payouts to each named executive officer, were 122.47% of the bonus target.

Operating Income			Days Working Capital
Performance	Payout	Weighting	Performance	Payout	Weighting	Annual Plan Payout Factor
104%	118%	80%	108%	139%	20%	122.47%

The independent directors in the case of the Chief Executive Officer, and the Committee in the case of the other named executive officers, have the ability to adjust individual MIB payouts based on personal performance. Individual adjustments are based on the assessment of personal performance, segment performance, contributions to business success and, in some cases, overall Company performance. For 2017, none of the MIB payouts were adjusted for individual performance. The actual MIB payouts awarded to the named executive officers are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation table on page 31.

Long-Term Incentive Award Opportunities

Long-term stock-based compensation, which is awarded under our shareholder approved LTI plan, is intended to motivate and reward executives for creating shareholder value as reflected in the total shareholder return of Perrigo’s ordinary shares. Awards under the LTI Plan may be in the form of stock options, non-statutory stock options, stock appreciation rights or stock awards, including restricted shares or restricted share units, or performance shares or performance units. We provide long-term incentive opportunities solely through stock-based awards.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s ordinary shares. In addition, performance-based restricted stock units are only earned if specified performance goals are achieved.

The Committee sets stock-based grant levels based on consideration of a named executive officers’ position, review of market competitive practices (using the market median as a competitive guideline) and the aggregate cost impact to Perrigo. Grants to named executive officers are subject to the approval of the Committee and, in the case of the Chief Executive Officer, the independent directors.

During our regularly scheduled meetings in the first quarter of the calendar year, the Board approves all regular, annual stock-based awards for the Chief Executive Officer, and the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels. All regular annual stock-based awards are granted on, and priced at the last reported sale price of Perrigo’s stock on, the fifth trading day after the day on which Perrigo publicly releases its year-end earnings for the fiscal year. Because our 10-K filing for fiscal 2016 was later than usual, the 2017 annual grants were made on June 6, 2017, instead of during the first quarter as is our typical practice.

Off-cycle stock-based awards may be granted at various times during the year to new hires or to existing non-executive employees under special circumstances (promotions, retention or performance) with the approval of the Chief Executive Officer. Off-cycle stock-based awards may also be granted during the year to the executive officers other than the Chief Executive Officer with the approval of the Committee and to the Chief Executive Officer with the approval of the independent directors as permitted under the LTI Plan. Such awards are priced at the closing price of Perrigo’s stock on the day the awards are granted.

2017 LTI Plan Grants. All of the named executive officers received their target annual LTI Plan award grant for 2017, which consisted of 50% ROTC-PSUs that may be earned based on achievement of ROTC goals over three years, 20% rTSR-PSUs that may be earned based on our rTSR performance versus peers over three years, and 30% stock options vesting over three years. The table below shows the LTI Plan award values granted for fiscal 2017 for each of the named executive officers.

Named Executive Officer	ROTC PSUs At Target*	rTSR PSUs At Target*	Stock Options**	Target Total Grant Value
Mr. Hendrickson	42,650	17,060	92,293	$6,000,000
Mr. Winowiecki	3,910	1,564	8,460	$550,000
Mr. Kingma	9,330	3,732	20,189	$1,312,500
Mr. Needham	6,493	2,597	14,052	$913,500
Mr. Kochan	6,042	2,417	13,075	$850,000

*	Award amounts for PSUs were determined based on the closing price of Perrigo ordinary shares on the date of grant for all of the named executive officers.

**	Award amounts were calculated based on Black-Scholes values.

ROTC PSUs

Fifty percent of each executive’s target grant value is in the form of ROTC-PSUs. The number of ROTC-PSUs to be earned for the 2017 grant is dependent on Perrigo’s performance during three distinct performance periods (for which a separate ROTC goal is established) as follows:

•	January 1, 2017 through December 31, 2017;
•	January 1, 2018 through December 31, 2018; and
•	January 1, 2019 through December 31, 2019

The Board sets challenging target ROTC goals based on each year’s financial plan. Earned awards, if any, can range from 0% to 200% of the target number of shares granted and will become 100% vested on June 6, 2020 (three years from the grant date).

The Committee selected ROTC as the performance measure for these PSUs because it measures our ability to generate profits from the effective use of all tangible capital invested in the business. Tangible capital is defined as Perrigo’s operating assets and liabilities excluding all acquisition-related intangible assets and goodwill. ROTC is calculated by dividing Perrigo’s net operating profit after tax (“NOPAT”) by its tangible capital. Both management and the Board of Directors regularly review both ROTC and return on invested capital (“ROIC”) to measure Perrigo’s ability to provide a return on all assets greater than its cost of capital. The ROIC calculation includes goodwill as well as intangible assets from acquisitions.

The 2017 ROTC target was lower than 2016 actual ROTC due primarily to the sale of the Tysabri® financial asset in the first quarter of 2017. Additionally, a smaller portion of that difference was attributable to the impact of the unforeseen competitive issues related to Entocort®.

As reflected in the chart below, our 2017 ROTC performance of 39.2% resulted in an actual vesting credit of 173% of target for 2017, which will be relevant for any performance period that includes 2017.

1. Return on Tangible Capital = ROIC, excluding impact of goodwill, intangibles and related amortization and non-operating results, consistent with prior year’s metric.

FY2017 Budget ROTC 1 (SM) FY2017 Actual ROTC1 (SM) NOPAT $786 .7 NOPAT $824 .6 Tangible Capital $2,155 .7 Tangible Capital $2,106 .0 ROTC 36.5% ROTC 39.2% 2015 Stub Period FY2016 FY2017 Maximum (200% Vesting) 66 .6% 8l.3% 40 . 1% 39.2% Target (Plan - 100% Vesting) 60 .5% 73 .9% 36.5% 56.6% Minimum (50% Vesting) 54 .5% 66 .5% 32.8% 62.3% Performance Period Vesting Credit 68% 0% 173% a b c Performance Vesting Credit for 2015 Stub Period Grant (a+b+c)/3 = 80% 1. Return on Tangible Capital= ROIC, excluding impact ofgoodwill, intangibles and related amortization and non-operating results, consistent with prior year’s metric .

With respect to the ROTC-PSUs that vested in 2017, the vesting credits for fiscal 2017, fiscal 2016, and the 2015 Stub Period were 173%, 0%, and 68%, respectively, based on Perrigo’s financial performance. Given these percentages, the full three-year vesting credit for the PSUs granted in the 2015 Stub Period was 80% of target. Information regarding the 2015 Stub Period grant is included in footnote 4 to the Outstanding Equity Awards at 2017 Year End table on page 37. The actual number of restricted stock units that vested in 2017 for each of our named executive officers is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in 2017 table on page 35.

The per-share accounting cost of the ROTC PSUs is based on the stock price on the grant date. The ultimate expense for the ROTC-PSUs is based on the number of shares actually earned, and is accrued over the three-year performance period.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for 2017 stock-based grants is presented in the Grants of Plan-Based Awards for 2017 table on page 33.

rTSR PSUs

Starting in 2017, the Committee approved the addition of a rTSR metric with a three-year measurement period to the performance-based equity mix to better align executive compensation with long-term Company performance. The rTSR-PSUs account for 20% of each executive’s target grant value. The Committee added the rTSR PSUs to the LTI mix, further increasing executive performance with shareholders and replacing the service-vesting RSU portion of annual LTI granted in previous years. This change increases the percentage of each executive’s LTI grant that is subject to performance achievements, and introduces a relative external metric to balance the internal metric of ROTC.

The number of rTSR PSUs that may be earned is based on our relative total shareholder return versus peer companies, measured cumulatively over the three-year performance period. Total shareholder return for Perrigo and the peer companies is calculated using an average of adjusted closing prices for the 30-day periods starting on the first and ending on the last day (January 1, 2017 and December 31, 2019, respectively, for the 2017-2019 rTSR PSUs) of the performance period. Earned shares can range from 0 to 200% of the target number of rTSR PSUs, as outlined in the following table.

2017-2019 Relative TSR Percentile Rank	Payout (% of Target Shares)

>= 80th Percentile	200%

55th Percentile	100%

30th Percentile	50%

<30th Percentile	0%

Payout for performance between levels will be linearly interpolated. If our absolute TSR is negative, the maximum number of shares that may be earned is 100% of target, regardless of our relative performance. In addition, the overall earned value is capped at 500% of the target value.

Upon his promotion to acting CFO in February 2017, we provided Ron Winowiecki with a cash bonus of $50,000 and RSUs valued at $350,000. Prior and unrelated to his appointment as acting CFO, he was granted a special cash retention award in August 2016, which paid out in March 2017.

Other Policies, Practices and Guidelines

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary. The current ownership guidelines are as follows:

•	Chief Executive Officer: 6 times base salary
•	Executive Vice President: 3 times base salary
•	Senior Vice President: 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan. The balance of an executive officer’s stock ownership may be satisfied through (a) unvested but earned performance-based restricted stock shares or restricted share units that have not been forfeited, and (b) unvested service-based restricted shares or restricted share units that have not been forfeited.

Until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. At any time that an executive’s direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he/she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or performance-based restricted shares or restricted share units under any of the Company’s compensation plans, and (ii) with respect to stock options, he or she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of 2017, all of our executive officers, including our named executive officers, were in compliance with these guidelines.

Clawback Policy

Our grant documents include a claw-back provision that allows Perrigo to recover incentive compensation paid to an executive if Perrigo’s financial results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct.

Anti-Hedging and Anti-Pledging Policy

In August 2016, the Board of Directors amended the insider trading policy. As amended, the policy, which already prohibited executive officers and directors from trading in options, warrants, puts and calls or similar instruments on Perrigo securities and holding Perrigo securities in margin accounts, also prohibits executive officers and directors from pledging Perrigo securities as collateral for a loan. In addition, the amended policy prohibits our directors and all employees, including executive officers, from selling Perrigo securities “short,” engaging in “short sales against the box,” and entering into hedging or monetization transactions or similar arrangements with respect to Perrigo securities.

Compensation Risk Assessment

At the Committee’s request, FW Cook, the Committee’s independent consultant, conducted an assessment of Perrigo’s compensation policies and practices for 2017 to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of Perrigo’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans) and long-term incentive arrangements (including stock option, restricted stock unit and performance share unit design) as well as potential mitigating factors such as stock ownership requirements, caps on incentive plan payouts, and recoupment policies.

After considering FW Cook’s assessment, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on Perrigo.

Based on our program and the assessment review from FW Cook, the Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Perrigo.

Benefits and Perquisites

Retirement Benefits. We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the named executive officers.

Executive Perquisites. We provide a limited number of perquisites to our named executive officers. Benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan. We maintain a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows certain executives, including the named executive officers, and other management level personnel to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, currently $54,000. Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $270,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, we provide affected employees who contribute to the Deferred Compensation Plan, including the named executive officers, a company match and a profit sharing contribution under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits)

We typically do not enter into employment agreements with our executives other than our CEO. Based on Mr. Hendrickson’s promotion to CEO during 2016, we entered into an employment agreement with him. The key compensation terms of this agreement are summarized below. Post-employment payments under the CEO’s employment agreement are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 36.

In addition, based on Sharon Kochan’s move to Israel during 2016, and based on Israeli law, we entered into an employment contract with him. The key compensation terms of Mr. Kochan’s agreement are summarized below.

In January 2018, we entered into an employment agreement with Uwe Roehrhoff in connection with his appointment as President and CEO.

All other executives are subject to our general severance policy in the event of termination other than for cause and not in connection with a change in control. Under this policy, executives terminated without cause would receive 52 weeks of base salary, a 52-week waiver of COBRA premiums, a pro-rata bonus payment and can elect career transition assistance up to a maximum of $25,000.

Mr. Hendrickson

Mr. Hendrickson’s employment agreement became effective on August 3, 2016. Consistent with our emphasis on performance-based pay, the majority of Mr. Hendrickson’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Hendrickson’s compensation includes: a base salary; participation in the MIB Plan; annual grants of stock options and PSUs; and participation in Perrigo’s other employee benefit plans.

The employment agreement provided for an initial term of three years, subject to automatic renewal thereafter for one-year periods unless either party provides 180 days’ prior notice of non-renewal. The agreement contained customary confidentiality obligations, non-competition restrictions for two years from the date of termination of his employment and non-solicitation restrictions for two years from the date of termination of his employment.

If Mr. Hendrickson were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits and continued vesting of certain stock based awards. The circumstances under which severance benefits are triggered and the resulting payouts are generally consistent with market practices.

In connection with the announcement that Mr. Hendrickson would be stepping down as CEO, we entered into an amendment to Mr. Hendrickson’s employment agreement on June 5, 2017 to ensure management continuity in a critical turnaround year. Mr. Hendrickson agreed to remain with the Company until his successor commenced employment, and for up to 60 days thereafter to assist in the transition (the “Transition Date”). The amendment provided that if Mr. Hendrickson remained employed through the Transition Date, he would be deemed to have been terminated without cause and would receive the separation payments and benefits to which he was otherwise entitled, which remained unchanged from his prior agreement.

Mr. Kochan

Mr. Kochan’s employment agreement became effective on September 1, 2016. In accordance with his employment agreement, Mr. Kochan’s compensation currently includes a base salary; participation in the MIB Plan; and annual grants under the LTI Plan.

The employment agreement has an indefinite term and will continue unless either party provides 18 months’ prior notice of termination. The agreement contains non-disclosure restrictions for three years from the date of termination of his employment and non-competition and non-solicitation restrictions for six months from the date of termination of his employment.

Further details regarding potential payments under Mr. Hendrickson’s and Mr. Kochan’s agreements upon a termination of employment, including following a change in control, are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 36.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2017, 2016, the 2015 Stub Period and fiscal year 2015.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation($)(5)	Total($)
John T. Hendrickson	2017	900,000	-	4,200,001	1,799,990	1,322,676	99,561	8,322,228
Chief Executive Officer	2016	810,521	-	3,437,040	1,473,024	-	79,312	5,799,896
	2015SP	283,250	-	1,450,103	-	175,822	26,908	1,936,083
	2015	490,750	-	930,677	285,023	295,912	62,730	2,065,093

Ronald L. Winowiecki	2017	479,137	116,698 (6)	735,074	164,995	509,444	27,699	1,916,349
Executive Vice President, Acting
Chief Financial Officer(4)

Todd W. Kingma	2017	526,330	-	918,781	393,746	418,988	67,458	2,325,304
Executive Vice President,	2016	522,498	-	875,016	374,989	-	92,434	1,864,937
General Counsel and Secretary	2015SP	251,750	375,000 (7)	1,475,007	-	119,601	22,837	1,869,196
	2015	490,750	-	986,231	285,023	294,812	92,914	2,149,731

Sharon Kochan(8)	2017	556,402	-	595,006	255,002	408,856	225,105	2,040,370
Executive Vice President,	2016	500,587	-	594,975	255,017	65,000	65,769	1,481,348
BCH & International	2015SP	243,150	-	841,500	-	110,539	3,559	1,198,748
	2015	474,125	-	575,339	240,909	279,509	47,105	1,616,987

Jeffrey R. Needham	2017	507,500		639,391	274,056	403,998	45,324	1,870,269
Executive Vice President,	2016	505,625	-	608,932	260,998	170,000	52,869	1,598,424
Consumer Healthcare	2015SP	248,000	-	855,146	-	120,274	3,675	1,227,095

Judy L. Brown	2017	164,336	-	-	-	-	47,928	212,263
Executive Vice President,	2016	651,632	-	1,469,991	630,006	-	152,800	2,904,429
Chief Financial Officer(4)	2015SP	312,625	-	2,375,083	-	170,460	31,950	2,890,118
	2015	605,950	-	1,617,124	572,404	419,968	153,904	3,369,350

1) Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with U.S. GAAP. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued using the closing market price of our ordinary shares on the date of grant assuming payout at target performance of 100% (the probable outcome of the relevant performance conditions as of the grant date). See the Grants of Plan-Based Awards for 2017 table for additional information regarding the full grant date fair value for all stock awards.

2) Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with U.S. GAAP. Stock options were valued using the Black-Scholes model. Additional weighted average valuation assumptions related to option awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2017, December 31, 2016 and June 27, 2015. No stock options were granted during the 2015 Stub Period.

3) The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year/stub period as described in the Compensation Discussion and Analysis section entitled Elements of Compensation – Annual Incentive Award Opportunities.

4) Ms. Brown ceased to be the CFO and Mr. Winowiecki was appointed as acting CFO in February 2017.

5) The following table discloses the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Registrant Contributions to Non-Qualified Plans	Executive Long-Term Disability ($)(3)	Total ($)
John T. Hendrickson	32,273	16,334	45,724	5,230	99,561
Ronald Winowiecki	-	16,334	7,314	4,051	27,699
Todd W. Kingma	22,359	16,334	23,031	5,734	67,458
Sharon Kochan(4)	109,796	96,313	14,798	4,198	225,105
Jeffrey R. Needham	340	16,334	22,041	6,609	45,324
Judy Brown	-	12,869	34,023	1,036	47,928

1) Represents an allowance for tax/financial planning services. Employees are also eligible to receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state. For Mr. Kochan, represents the value of a company car, $66,044, and Education Fund, $41,730, as provided in accordance with local policy.

2) Represents the Company’s contributions to 401(k) and Profit-Sharing Plans. For Mr. Kochan represents employer contribution to pension plan of $88,078 and $8,234 to the 401(k) plan.

3) Represents executive long-term disability plan premiums paid by the Company.

4) Paid in Israeli Shekels and converted to U.S. dollars based on foreign currency exchange rates on the last business day of the fiscal year.

6) Represents a retention award of $66,968 and a promotion award of $50,000.

7) One-time cash bonus awarded for recognizing key contributions related to Mylan’s hostile takeover attempt.

8) Any amounts paid in Israeli Shekels were converted to U.S. dollars based on foreign currency exchange rates on the last business day of the respective fiscal year.

Grants of Plan-Based Awards for 2017

The following table provides information regarding equity and non-equity awards granted to the named executive officers during 2017.

				Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (3)			Estimated Possible Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)	All Other Option Awards: Number of Securities Underlying Options(#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($) (7)
Name	Grant Date (1)		Award Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John T. Hendrickson	3/6/2017			540,000	1,080,000	2,160,000	-	-	-	-	-	-	-
	6/6/2017	(9)	5/2/2017	-	-	-	-	17,060	34,120	-	-	-	1,200,000
	6/6/2017	(10)	5/2/2017	-	-	-	-	42,650	85,300	-	-	-	3,000,001
	6/6/2017		5/2/2017	-	-	-	-	-	-	-	92,293	70.34	1,799,990

Ronald L. Winowiecki (11)	3/6/2017			196,414	392,828	8 785,656	-	-	-	-	-	-	-
	6/6/2017	(9)	5/2/2017	-	-	-	-	1,564	3,128	-	-	-	110,012
	6/6/2017	(10)	5/2/2017	-	-	-	-	3,910	7,820	-	-	-	275,029
	6/6/2017		5/2/2017	-	-	-	-	-	-	-	8,460	70.34	164,995
	7/21/2017		3/8/2017	-	-	-	-	-	-	4,593	-	-	350,033

Todd W. Kingma	3/6/2017			170,950	341,900	683,800	-	-	-	-	-	-	-
	6/6/2017	(9)	5/2/2017	-	-	-	-	3,732	7,464	-	-	-	262,509
	6/6/2017	(10)	5/2/2017	-	-	-	-	9,330	18,660	-	-	-	656,272
	6/6/2017		5/2/2017	-	-	-	-	-	-	-	20,189	70.34	393,746

Sharon Kochan	3/6/2017			166,921	333,841	667,683	-	-	-	-	-	-	-
	6/6/2017	(9)	5/2/2017	-	-	-	-	2,417	4,834	-	-	-	170,012
	6/6/2017	(10)	5/2/2017	-	-	-	-	6,042	12,084	-	-	-	424,994
	6/6/2017		5/2/2017	-	-	-	-	-	-	-	13,075	70.34	255,002

Jeffrey R. Needham	3/6/2017			165,100	330,200	660,400	-	-	-	-	-	-	-
	6/6/2017	(9)	5/2/2017	-	-	-	-	2,597	5,194	-	-	-	182,673
	6/6/2017	(10)	5/2/2017	-	-	-	-	6,493	12,986	-	-	-	456,718
	6/6/2017		5/2/2017	-	-	-	-	-	-	-	14,052	70.34	274,056

Judy L. Brown (11)	3/6/2017			38,345	76,690	153,380	-	-	-	-	-	-	-

1) Actual date of grant.

2) Date on which the Remuneration Committee approved the award.

3) These columns show the dollar range of potential payout for fiscal 2017 performance under the Management Incentive Bonus Plan as described in the section titled 2017 Executive Compensation Program in Detail in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. The maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Remuneration Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2017 non-equity incentive awards are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”.

4) These columns show the range of performance-based restricted stock units that were granted in fiscal 2017 and that could be earned in fiscal 2020 under the LTIP, depending on whether specific performance goals are achieved in each of the three applicable performance periods, as described in the section titled 2017 Executive Compensation Program in Detail – Long-term Incentive Award Opportunities in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The U.S. GAAP value of the 2017 fiscal performance-based restricted stock units granted on June 6, 2017 was $70.34 per share. These awards, to the extent earned, vest three years from the grant date.

5) This column shows the service-based restricted stock units granted to Mr. Winowiecki as a promotional award during fiscal year 2017. This promotion grant vests 50% on July 21, 2018 and 50% on July 21, 2019.

6) This column shows the non-qualified stock options granted during 2017 fiscal year under the LTIP as described in the section titled 2017 Executive Compensation Program in Detail –Long-term Incentive Award Opportunities in the Compensation Discussion and Analysis. The Black-Scholes value of the 2017 fiscal year non-qualified stock options granted on June 6, 2017 was $19.503 per option. Annual awards vest ratably over three years beginning on the first anniversary of the grant date.

7) Amounts are computed in accordance with U.S. GAAP and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards” and “Option Awards.” For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

8) Prorated target based on 40% of last salary as Senior Vice President and 75% of the salary as acting CFO.

9) Grant of rTSR performance-based restricted stock units.

10) Grant of ROTC performance-based restricted stock units.

11) Ms. Brown ceased to be the CFO and Mr. Winowiecki was appointed as acting CFO in February 2017.

Outstanding Equity Awards at 2017 Year End

The following table sets forth information detailing the outstanding equity awards held at December 31, 2017 by each of our named executive officers, other than Ms. Brown who held no equity awards as of that date.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (3)
John T. Hendrickson	8/22/2013	2,394	-	119.78	8/22/2023	-		-	-
	8/21/2014	7,133	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	2,987 (5)	260,347	2,400	209,145
	2/26/2016	7,315	14,628	129.23	2/26/2026	3,869 (6)	337,222	8,802	767,220
	6/21/2016	8,990	17,978	96.45	6/21/2026	4,997 (6)	435,539	11,370	990,969
	6/06/2017	-	92,293	70.34	6/06/2027	-	-	70,088	6,108,885

Ronald L. Winowiecki	8/23/2012	902	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	1,066	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	1,230	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	1,636 (7)	142,594	-	-
	2/26/2016	917	1,834	129.23	2/26/2026	485 (6)	42,273	1,104	96,210
	6/06/2017	-	8,460	70.34	6/06/2027	-	-	6,425	560,041
	7/21/2017	-	-	-	-	4,593 (8)	400,326	-	-

Todd W. Kingma	8/19/2010	8,952	-	58.82	8/18/2020	-	-	-	-
	8/23/2011	10,064	-	90.65	8/23/2021	-	-	-	-
	8/23/2012	8,576	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	7,182	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	7,133	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	2,987 (5)	260,347	2,400	209,145
	2/26/2016	3,657	7,314	129.23	2/26/2026	1,935 (6)	168,655	4,401	383,570
	6/06/2017	-	20,189	70.34	6/06/2027	-	-	15,332	1,336,363

Sharon Kochan	8/23/2012	5,886	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	6,245	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	6,029	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	2,285 (5)	199,161	1,836	159,992
	2/26/2016	2,487	4,974	129.23	2/26/2026	1,315 (6)	114,615	2,993	260,869
	6/06/2017	-	13,075	70.34	6/06/2027	-	-	9,929	865,431

Jeffrey R. Needham	8/23/2012	1,962	-	108.62	8/23/2022	-	-	-	-
	8/22/2013	4,163	-	119.78	8/22/2023	-	-	-	-
	8/21/2014	6,029	-	147.75	8/21/2024	-	-	-	-
	6/29/2015	-	-	-	-	2,322 (5)	202,386	1,865	162,583
	2/26/2016	2,546	5,090	129.23	2/26/2026	1,346 (6)	117,317	3,063	266,976
	6/06/2017	-	14,052	70.34	6/06/2027	-	-	10,670	929,994

1) For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2) All stock option awards vest one-third per year over three years beginning on the anniversary of the grant.

3) The market value of these unvested awards was calculated using the closing price of our ordinary shares as of December 29, 2017, which was $87.16.

4) Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over a two and a half year period for the fiscal 2015 grant and three full years for the fiscal 2016 and 2017 grants, as more fully described in the section entitled 2017 Executive Compensation Program in Detail – Long-Term Incentive Award Opportunities in the Compensation Discussion and Analysis. As of December 31, 2017, the number of unearned units for the 2015 award was calculated using vesting credits of 68%, 0% and 173% for 2015, 2016 and 2017, respectively; the number of unearned units for the 2016 award was calculated using vesting credits of 0% and 173% for 2016 and 2017, respectively, and assuming 100% for 2018; the number of unearned units for the 2017 award was calculated using vesting credits of 173% for 2017, and assuming 100% for 2018 and 2019.

5) Service-based restricted stock units cliff vest on the fifth anniversary of the grant date.

6) Service-based restricted stock units cliff vest on the third anniversary of the grant date.

7) Service-based restricted stock units cliff vest 50% on each of the third and fifth anniversaries of the grant date.

8) Service-based restricted stock units cliff vest 50% on each of the first and second anniversaries of the grant date.

Option Exercises and Stock Vested in 2017

The following table provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)

John T. Hendrickson	-	-	5,735	458,280
Ronald L. Winowiecki	-	-	1,459	122,199
Todd W. Kingma	-	-	6,125	500,090
Sharon Kochan	-	-	3,004	233,050
Jeffrey R. Needham	-	-	3,519	272,600
Judy L. Brown	-	-	-	-

1) Represents service-based restricted stock and units and performance-based restricted stock units issued under the LTIP.

2) The value realized on vesting was calculated using the closing price of Perrigo shares on the day the awards vested.

Non-Qualified Deferred Compensation in 2017

The Deferred Compensation Plan allows participants to defer as much as 80% of base salary and 100% of incentive compensation. Participation in the plan is limited to the executive officers (including the named executive officers) and other management level personnel. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to participants, which are determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our 401(k) Plan, with the exception of Company stock, which is not an investment option in the Deferred Compensation Plan. Participants elect the form and timing of distributions of their Deferred Compensation Plan deferrals prior to the year in which it is deferred. Participants may change their distribution elections, however, changes must be made 12 months in advance and are subject to a five year delay. Participants may elect in-service distributions to be paid in a lump sum up to five annual installments; in-service deferrals must remain in the Deferred Compensation Plan for at least three years prior to distribution. Participants may elect to receive their retirement/termination distributions in a lump sum or annual installments (up to 15 years) upon separation from service. If a participant’s in-service distribution was not paid prior to a separation from service, the in-service distribution will be paid according to their retirement/termination distribution election. All participants with an account balance subject to Section 409A of the Internal Revenue Code may not begin receiving retirement/termination distributions earlier than the first day of the seventh month following a separation from service.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($) (2)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)

John T. Hendrickson	90,000	45,724	250,603	132,259	1,643,068
Ronald L. Winowiecki	8,635	7,314	3,590	-	216,249
Todd W. Kingma	10,527	23,031	165,966	-	1,775,269
Sharon Kochan	-	14,798	197,213	-	1,190,333
Jeffrey R. Needham	33,875	22,041	233,151	-	1,419,861
Judy L. Brown	9,860	34,023	178,246	1,658,321	-

1) Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as 2017 salary: Mr. Hendrickson, $90,000; Mr. Kingma, $10,527; Mr. Needham, $25,375 and Ms. Brown, $9,860; and the following additional amounts are included for 2017 in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation: Mr. Winowiecki, $8,635 and Mr. Needham $8,500.

2) These amounts are included in the Summary Compensation Table as All Other Compensation.

3) In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table in the columns entitled (i) Salary (for fiscal year 2016): Mr. Hendrickson, $243,156; Mr. Kingma, $10,450; Mr. Needham, $25,281; Mr. Kochan, $83,366; and Ms. Brown, $39,098; (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2016): Mr. Hendrickson, $52,746; Mr. Winowiecki, $5,963; Mr. Kingma, $23,920; Mr. Needham, $6,014; Mr. Kochan, $22,108; and Ms. Brown, $20,455; (iii) Salary (for the 2015 stub period): Mr. Hendrickson, $55,075; Mr. Kingma, $5,035; Mr. Kochan, $36,473; Mr. Needham, $12,400; and Ms. Brown, $18,758; (iv) Non-Equity Incentive Plan Compensation (for the 2015 stub period): Mr. Hendrickson, $88,774; Mr. Winowiecki, $15,391; Mr. Kingma, $58,962; Mr. Kochan, $55,902; Mr. Needham, $14,056; and Ms. Brown, $50,396; (v) Salary (for fiscal year 2015): Mr. Hendrickson, $89,600; Mr. Kingma, $9,960; Mr. Kochan, $59,352; Mr. Needham, $23,826; and Ms. Brown, $25,980; (vi) Non-Equity Incentive Plan Compensation (for fiscal year 2015): Mr. Hendrickson, $106,131; Mr. Winowiecki, $13,743; Mr. Kingma, $40,178; Mr. Kochan, $24,366; Mr. Needham, $11,856; and Ms. Brown, $40,000.

Potential Payments Upon Termination or Change in Control

All of our current named executive officers participate in our MIB Plan, LTI Plan, and our Deferred Compensation Plan. In addition, all of our current named executive officers, other than Mr. Hendrickson and Mr. Kochan, are covered by our U.S. Severance Policy and our Change in Control Severance Policy for U.S. Employees. These plans and policies may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Mr. Hendrickson’s agreement provided that he would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment that, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. Mr. Kochan also would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo. Upon termination of employment, Mr. Kochan would receive severance benefits payable under the agreement; however, if a change-in-control of Perrigo is followed by the termination of his employment, resulting in a “double trigger”, Mr. Kochan would receive enhanced severance benefits. The Remuneration Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each current named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation in 2017 table on page 36 in the event of his or her termination resulting from various scenarios and assuming a termination date of December 29, 2017, the last business day of 2017, and a stock price of $87.16 our closing stock price on that date. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table. Ms. Brown received no severance benefits or payments upon her departure from the Company.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
John T. Hendrickson
Cash Severance (1)	5,940,000	1,080,000	-	3,960,000	3,960,000
Equity Awards
Service-Based Restricted Stock	1,033,107	1,033,107	-	1,033,107	1,033,107
Performance-Based Restricted Stock (3)	8,076,219	8,076,219	-	8,076,219	8,076,219
Stock Options	1,552,368	1,552,368	-	1,552,368	1,552,368
Other Benefits (4)	50,000	-	-	50,000	50,000

Total Estimated Incremental Value	16,651,695	11,741,695	-	14,671,695	14,671,695

Ronald L. Winowiecki
Cash Severance (2)	2,550,000	450,000	-	1,725,000	1,725,000
Equity Awards
Service-Based Restricted Stock	739,988	739,988	-	739,988	739,988
Performance-Based Restricted Stock (3)	656,251	656,251	-	656,251	656,251
Stock Options	142,297	142,297	-	142,297	142,297
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	4,113,536	1,988,536	-	3,288,536	3,288,536

Todd W. Kingma
Cash Severance (2)	2,077,700	341,900	-	1,380,750	1,380,750
Equity Awards			-
Service-Based Restricted Stock	429,002	429,002	-	429,002	429,002
Performance-Based Restricted Stock (3)	1,929,079	1,929,079	-	1,929,079	1,929,079
Stock Options	593,279	593,279	-	593,279	593,279
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	5,054,059	3,293,259	-	4,357,109	4,357,109

Jeffrey R. Needham
Cash Severance (2)	2,006,600	333,841	-	1,333,500	1,333,500
Equity Awards
Service-Based Restricted Stock	319,703	319,703	-	319,703	319,703
Performance-Based Restricted Stock (3)	1,359,553	1,359,553	-	1,359,553	1,359,553
Stock Options	339,579	339,579	-	339,579	339,579
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	4,050,435	2,352,677	-	3,377,335	3,377,335

Sharon Kochan
Cash Severance (2)	2,114,328	333,841	-	890,244	890,244
Equity Awards
Service-Based Restricted Stock	313,776	313,776	-	313,776	313,776
Performance-Based Restricted Stock (3)	1,286,292	1,286,292	-	1,286,292	1,286,292
Stock Options	219,922	219,922	-	219,922	219,922
Other Benefits (4)	25,000	-	-	25,000	25,000

Total Estimated Incremental Value	3,959,318	2,153,831	-	2,735,233	2,735,233

1) Mr. Hendrickson will receive cash severance representing three times the sum of (a) salary and (b) target bonus, and a pro rata bonus payment he would have received for the fiscal year if he experiences a qualifying termination in connection with a change in control. If termination is without cause or for good reason, or involuntary termination for economic reasons, Mr. Hendrickson will receive cash severance representing two times the sum of (a) salary and (b) target bonus, and a pro rata bonus payment he would have received for the fiscal year in which his termination occurs. Cash severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement.

2) Mr. Winowiecki, Mr. Kingma, Mr. Needham and Mr. Kochan will receive cash severance representing two times the sum of (a) salary and (b) target bonus, and a pro rata bonus payment he would have received for the fiscal year if he experiences a qualifying termination in connection with a change in control. Mr. Winowiecki, Mr. Kingma and Mr. Needham will receive cash severance representing one and a half times the sum of (a) annual salary and (b) target bonus, and a prorated bonus for the actual payout he would have received if employment is terminated without cause or involuntary termination for economic reasons. They will receive any earned prorated bonus if their employment is terminated because of death, disability or retirement.

3) Performance-based restricted stock units were valued based on a full three-fiscal period vesting credit of 68%, 0% and 173% for the 2015 Stub Period, fiscal 2016, and fiscal 2017 grants, respectively. The full three-fiscal period vesting credit was calculated based on the actual average vesting performance for the 2015 stub period, fiscal 2016 and fiscal 2017 grants of 80% based on our fiscal ROTC performance. The 2016 and 2017 full three-year vesting credit used a target performance of 100% for performance in any future fiscal year.

4) Other benefits include outplacement/career transition services up to $50,000 for Mr. Hendrickson and up to $25,000 for Messrs. Winowiecki, Kingma, Needham and Kochan.

Employment Agreement with Chief Executive Officer

Mr. Hendrickson’s employment agreement provided that his employment may be terminated during the term of the agreement under the following circumstances:

•	upon Mr. Hendrickson’s death or disability;
•	by Perrigo with or without cause (as defined in the agreement);
•	by mutual agreement; or
•	by Mr. Hendrickson with good reason (as defined in the agreement).

If during the term of this agreement Mr. Hendrickson’s employment were terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he would also be entitled to compensation and benefits earned to that date, as well as:

•	a prorated annual bonus for the year of termination (determined based on actual performance);
•	payment of an amount equal to 24 months of his then-current salary and target bonus, payable in a lump sum;
•	a payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if Mr. Hendrickson is not entitled to health insurance coverage from another employer-provided plan;
•	continued vesting for a period of 24 months of all equity incentive awards granted to him, and in the case of performance-based restricted stock, based on actual Company performance, provided that any portion of such awards that does not vest pursuant to the above is forfeited and no option may be exercised later than the expiration of the option term as specified in the award agreement; and
•	reimbursement of career transition assistance services, up to a value of $50,000.

If any such termination without cause or for good reason were to occur within 24 months following a change of control, Mr. Hendrickson would be entitled to the same benefits as listed above, except he would be entitled to a cash payment of an amount equal to 36 months of his then-current salary and target bonus rather than 24 months.

If Mr. Hendrickson were terminated for cause, he would receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Hendrickson’s employment were terminated for death or disability, he would receive compensation and benefits earned to date, including payment for unused vacation days, as well as a prorated annual bonus for the year of termination (determined based on actual performance).

As described above, we entered into an amendment to Mr. Hendrickson’s employment agreement on June 5, 2017 in connection with the announcement that he would be stepping down as CEO. Under the amendment, if Mr. Hendrickson remained employed through the Transition Date, he would be deemed to have been terminated without cause and would receive the separation payments and benefits described above to which he was otherwise entitled, which remained unchanged from his agreement prior to the amendment.

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the last day of the fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the last day of the following fiscal year under the circumstances:

•	retirement at age 65 or older;
•	retirement at age 60 or older with at least 10 years of service;
•	early retirement of a named executive officer under an early retirement plan;
•	permanent disability as determined by the Remuneration Committee; or
•	death.

Under all circumstances listed above, the named executive officer, or his or her estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement, his or her (i) outstanding options will immediately vest in full and (ii) RSUs and PSRUs will be free of any restriction period. The outstanding options may be exercised in whole or in part by the participant or his or her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he or she may exercise his or her options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, RSUs and PSUs that are not vested on the termination date, but are scheduled to vest during the 24-month period following the termination date according to the vesting schedule in effect before termination, will vest as if the participant had continued to provide services to us during the 24-month period. Any unvested options, RSUs and PSUs that are not scheduled to vest during that 24-month period will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the named executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than the respective expiration dates of the options.

Upon an event of termination for any reason during the restriction period, restricted shares and stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. Subject to the one-year minimum vesting requirements of the LTI Plan, we may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares, except for restricted share awards that are intended to comply with certain performance-based compensation requirements.

If a named executive officer is terminated for cause, any restricted shares or units subject to a restriction period will be forfeited and his or her right to exercise his or her options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his or her options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or RSUs and PSUs that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

In the event of a change in control (as defined in the LTI Plan), options and restricted stock units outstanding under the LTI Plan as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and such restricted shares and service-vesting restricted stock units will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his or her vested account balance. The Non-Qualified Deferred Compensation in 2017 table on page 36 reflects account balances as of the end of 2017.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. A lump sum payment of the termination benefit will be made, or annual installments will commence, as of the first day of the seventh month following the date the named executive officer terminates his or her employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than the last day of the calendar year in which the named executive officer’s death occurs or, if later, by the 1st day of the third month following the named executive officer’s death.

Payments Under the Change in Control Severance Policy for U.S. Employees

On February 6, 2017, we amended and restated our broad-based change in control severance policy for U.S. employees to clarify that a change in control under the policy does not occur if a member of the Board terminates (other than in connection with a proxy solicitation) and a new director is appointed with the approval of a majority of the remaining incumbent directors. The amended and restated policy provides that upon a qualifying termination of employment within two years following a change in control, a named executive officer, other than Mr. Hendrickson, would receive a lump sum severance payment equal to two times the sum of his or her base salary and target bonus opportunity, and a prorated annual bonus for the year of termination, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if he or she is not otherwise entitled to health insurance coverage under another employer-provided plan.

Payments Under the U.S. Severance Policy

On February 6, 2017, we amended and restated our broad-based severance policy for U.S. employees, which applies to terminations of employment not in connection with a change in control, to provide that a change in control under the policy does not occur if a member of the Board terminates from board membership (other than in connection with a proxy solicitation) and a new director is appointed with the approval of a majority of the remaining incumbent directors. The amended and restated severance policy provides that, upon a qualifying termination of employment not within two years following a change in control, a named executive officer, other than Mr. Hendrickson, would receive a lump sum severance payment equal to 52 weeks of his or her base salary, payable in installments, and a pro-rata bonus payment for the year in which the termination occurs, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 12 months, but only if he or she is not entitled to health insurance coverage under another employer-provided plan.

On June 14, 2017, our Board of Directors approved an executive severance policy, which applies to terminations of employment not in connection with a change in control. The policy provides that, upon a termination of employment without “cause” or a resignation for “good reason” between June 14, 2017 and the twelve-month anniversary of the date on which the successor to Mr. Hendrickson commences employment with us as our Chief Executive Officer (the “transition period”), eligible executives (Mr. Hendrickson is not an eligible executive) would receive severance pay over 18 months in an amount equal to one and a half times the sum of the eligible executive’s base salary and target bonus. The executive would also be eligible to receive a pro-rata bonus payment for the year in which the termination occurs, based on actual performance, and up to $25,000 of career transition assistance. During the severance period, we will continue to pay the employer portion of COBRA premiums if the executive is based in the U.S. The policy will terminate at the end of the transition period. During the term of the policy, to the extent more favorable, executive officers who are U.S. or Belgian employees (other than Mr. Hendrickson) will receive payments and benefits under the policy instead of the payments and benefits that would have been provided under our other severance arrangements. If an executive officer (other than Mr. Hendrickson) is terminated without “cause” or resigns for “good reason” during the transition period, the executive’s unvested equity awards outstanding under our LTI Plan will continue to vest under their original vesting schedules and will remain outstanding for their original terms. Performance-based restricted stock units will vest based on actual performance at the end of the original performance periods. These provisions are applicable only during the transition period, and only apply to the extent these provisions are more favorable than the terms of the executive’s original award agreement.

Remuneration Committee Report

The Remuneration Committee of our Board of Directors consists of three directors, each of whom is independent, as defined under SEC rules and the NYSE standards.

The Remuneration Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Remuneration Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

THE REMUNERATION COMMITTEE

Jeffrey B. Kindler, Chair

Bradley A. Alford

Theodore R. Samuels

Equity Compensation Plan Information

The table below provides information about Perrigo’s ordinary shares that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2017. Shareholder-approved plans include our LTI Plan, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTI Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	2,013,508	(1)	$94.90	3,839,457	(2)
Equity compensation plans not approved by shareholders	-		-	-
Total	2,013,508		$94.90	3,839,457

1) Of these shares, 1,072,352 were subject to non-qualified stock options, 598,461 were subject to unvested restricted stock units and 342,695 were subject to unvested performance-based stock units at target.

2) All of these shares were available for issuance under our LTIP.

CEO Pay Ratio

The CEO pay ratio was calculated in accordance with SEC rules and requirements. We identified our median employee by examining the 2017 target total cash compensation (base salary plus target bonus) for all individuals, excluding the CEO, who were employed by us on December 31, 2017. We believe target total cash compensation is an appropriate consistently-applied compensation measure by which to identify our median paid employee. We excluded 512 individuals in the following jurisdictions because they represent less than 5% of our total employee population: Estonia, Poland, Latvia, Slovenia, Hungary, Czech, Turkey, Romania, Serbia, Slovakia, India, Kazakhstan and Ukraine. We included all other employees, whether employed on a full- or part-time basis, or seasonally. We did not make any assumptions, and we did not make any adjustments.

Once the median paid employee was identified based on our consistently-applied compensation measure, we calculated total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table in this proxy statement. The total compensation of the median-paid employee, excluding the CEO, was $65,284 for 2017. As reported in the Summary Compensation Table, the total compensation for our CEO for 2017 is $8,332,228. Therefore, the ratio of CEO pay to median employee pay was 127:1.

This information involves reasonable estimates based on employee payroll records and other relevant company information. In addition, SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) the integrity of Perrigo’s financial statements and the independent audit thereof; (3) Perrigo’s compliance with legal and regulatory requirements; (4) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (5) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (6) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Audit Committee.

In connection with the December 31, 2017 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017.

THE AUDIT COMMITTEE

Donal O’Connor, Chair

Rolf A. Classon

Geoffrey M. Parker

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Under the Company’s Articles of Association, the Board of Directors must consist of between two and eleven directors, with the exact number determined by the Board of Directors. Eleven directors currently serve on our Board of Directors.

All directors who are elected will serve until the 2019 Annual General Meeting.

Based upon the recommendation of the Nominating & Governance Committee, the Board of Directors has nominated Bradley A. Alford, Laurie Brlas, Rolf A. Classon, Gary M. Cohen, Adriana Karaboutis, Jeffrey B. Kindler, Donal O’Connor, Geoffrey M. Parker, Uwe F. Roehrhoff, Theodore R. Samuels, and Jeffrey C. Smith for election as directors to serve until the 2019 Annual General Meeting.

As part of the process, the Nominating & Governance Committee recommended to the Board that it waive the director age limit for Mr. Classon, who joined the Board in May 2017. The Committee and Board approved this waiver as being in the best interest of the Company given the substantial board refreshment in 2017, the on-boarding of a new CEO since January 2018, and Mr. Classon’s outstanding service and experience that continues to benefit the Board.

Shareholders are entitled to one vote per share for each of the eleven nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy. If a director nominee does not receive this majority vote, he or she is not elected.

Information about each nominee is set forth below is based on information provided to us as of March     , 2018 print date.

All Director nominees exhibit:
• High integrity	• An appreciation of multiple cultures
• A proven record of success	• Knowledge of corporate governance requirements and practices

Our Director nominees bring a balance of relevant skills to our boardroom:
• Global perspective	• Regulatory and governmental
• Consumer and pharmaceutical	• Financial
• CEO experience	• Public company board experience

Our Director nominees exhibit an effective mix of diversity, experience and fresh perspectives:
• Gender Diversity: 20%
• Average age: 54 years
• Average tenure: approximately 4 years

Election of Directors

The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all of our directors, including the nominees, may be found on pages 48-53.

Name	Director Since	Primary Occupation	Independent	Number of Other Public Company Boards
Bradley A. Alford	2017	Retired Executive	Yes	Two
Laurie Brlas	2003	Retired Executive	Yes	One
Rolf A. Classon	2017	Retired Executive	Yes	Three*
Gary M. Cohen	2003	Executive	Yes	None
Adriana Karaboutis	2017	Executive	Yes	One
Jeffrey B. Kindler	2017	Executive	Yes	Three
Donal O’Connor	2014	Retired Executive	Yes	Two
Geoffrey M. Parker	2016	Executive	Yes	Two
Uwe F. Roehrhoff	2018	CEO	No	One
Theodore R. Samuels	2017	Retired Executive	Yes	Two
Jeffrey C. Smith	2017	Executive	Yes	One

* Mr. Classon has announced his retirement from Tecan Group, Ltd. as of April 2018.

Each director will serve for a term expiring at the 2019 Annual General Meeting, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we consider:

•	the directors’ overall mix of skills and experience;
•	how active they are in understanding our business and participating in board, committee and annual general meetings; and
•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, his or her available time and his or her participation on other boards. We believe these are important factors that impact the quality of the Board’s decision-making and its overall oversight of management and our business. While diversity is considered when assessing directors for the Board, Perrigo has no formal policy on Board diversity.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;
•	develop an understanding of our strategy, our business environment and operations, the markets in which we operate and our financial position and performance;

•	diligently prepare for each board, committee and annual general meetings by reviewing all of the materials he or she receives in advance;
•	actively and constructively participate in each board meeting and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;
•	participate in continuing education programs, as appropriate; and
•	participate in the Board and committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and financial experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” beginning on page 8. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

All of the nominees for this year are current Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you return a proxy card and do not specify how you want your shares voted, we will vote them FOR the election of each of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE AGM

Bradley A. Alford, 61, has been a director of Perrigo since February 2017. Mr. Alford joined Advent International Corporation, a global private equity firm, in 2014 as an Industry Advisor and moved to Operating Partner in March of 2016. From 2006 to 2013, Mr. Alford was Chairman and Chief Executive Officer of Nestlé USA. Mr. Alford also served as CEO and President of Nestlé Brands Company. He also serves as a director of Avery Dennison Corporation since April 2010 and Conagra Brands, Inc. since July 2015. Throughout his career, Mr. Alford has been focused on developing brands, initiatives to improve processes and facilitate best practices across an organization.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Industry knowledge – extensive experience and knowledge in management, operations and supply chain as well as the development and marketing of consumer products.

Laurie Brlas, 60, has been a director of Perrigo since August 2003 and was appointed Chairman of the Board in April 2016. Ms. Brlas served as Executive Vice President and Chief Financial Officer of Newmont Mining Corporation from September 2013 until October 2016, and she retired from Newmont Mining Corporation on December 31, 2016. From 2006 through 2013, Ms. Brlas held various positions with Cliffs Natural Resources, most recently as Executive Vice President and

President Global Operations. Prior to this role, she served as Chief Financial Officer. Prior to that, Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation, a provider of healthcare products, from 2000 through 2006. From 1995 through 2000, Ms. Brlas held various positions with Office Max, Inc., most recently as Senior Vice President and Corporate Controller. Since June 2017, Ms. Brlas has served as a director of Albemarle Corporation, a specialty chemicals company. Ms. Brlas also served as a director for Calpine from August 2016 to March 2018 and a director for Nova Chemicals from September 2008 to July 2009.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Newmont Mining Corporation, Cliffs Natural Resources, Inc., STERIS Corporation, and Office Max.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit boards.
•	Industry Knowledge – experience in operations and supply chain and FDA regulated industries.

Rolf A. Classon, 72, has been a director of Perrigo since May 2017. Mr. Classon served as Interim President and Chief Executive Officer of Hillenbrand Industries, a global diversified industrial company, from May 2005 until March 2006. From 2002 until June 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, a subsidiary of Bayer AG. Mr. Classon served as President of Bayer Diagnostics from 1995 to 2002 and as Executive Vice President from 1991 to 1995. Prior to 1991, Mr. Classon held various management positions with Pharmacia Corporation. Mr. Classon serves as a director of Fresenius Medical Care AG and Co. since May 2012, and Catalent, Inc. since July 2014. Mr. Classon also served as a director of Hill-Rom Holdings, Inc., from July 2001 to March 2018, Aerocrine AB, Stockholm from May 2013 to July 2015 and Auxilium Pharmaceuticals from July 2005 to January 2015. Mr. Classon, who has served as a director of Tecan Group, Ltd. since 2009, has announced his retirement from that board as of April 2018.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Hillenbrand Industries, Bayer Healthcare AG, Bayer Diagnostics and Pharmacia Corporation.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public boards.
•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry.

Gary M. Cohen, 58, has been a director of Perrigo since January 2003. Since 2006, he has served as Executive Vice President of Becton, Dickinson and Company (“BD”), a provider of medical supplies, devices, laboratory equipment and diagnostic systems. He also served as President of BD Medical, one of three business segments of BD, from 1999 until 2006. Mr. Cohen has been an executive officer of BD in various capacities since 1996. Mr. Cohen presently serves as a director and co-chair of GBCHealth; director, founder and president of Together for Girls, Inc.; and a director of the following additional nonprofit organizations: the Centers for Disease Control and Prevention (CDC) Foundation; the United States Fund for UNICEF; the Federal Drug Agents Foundation; and the Global Partnership to End Violence Against Children. He also serves as chairperson of the CDC Corporate Roundtable on Global Heath Threats and Scientific Advisor for Grand Challenges Canada.

Director Qualifications:

•	Leadership and operating experience – currently an Executive Vice President at a global medical technology company as well as years of service in previous executive officer roles of varying degrees.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit company boards.
•	Industry knowledge – extensive experience in the medical supply and diagnostic equipment industries and in international business.

Adriana Karaboutis, 55, has been a director of Perrigo since May 2017. Since August 2017, Ms. Karaboutis has served as Chief Information and Digital Officer of National Grid, a publicly traded utility company. Ms. Karaboutis served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., an independent biotechnology company from December 2015 to February 2017, and as Executive Vice President, Technology and Business Solutions from September 2014 to December 2015. Prior to that, Ms. Karaboutis served as Vice President and Global Chief Information Officer of Dell, Inc., a global technology company, from 2011 to September 2014, and as Vice President of IT, Global Operations and Technology from 2010 to 2011. Ms. Karaboutis spent more than 20 years at General Motors Corporation and Ford Motor Company in various leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. In addition, Ms. Karaboutis has been a director of Advance Auto Parts, Inc. since 2015. Ms. Karaboutis served on the board of directors of Blue Cross Blue Shield of Massachusetts from February 2016 to December 2017.

Director Qualifications:

•	Leadership and operating experience – current and previous executive leadership roles, including IT and cyber security at Biogen, Inc., and Dell, Inc.
•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public boards.

Jeffrey B. Kindler, 62, has been a director of Perrigo since February 2017. Mr. Kindler has been a Venture Partner at Lux Capital, a venture capital firm, since 2012, and has served as CEO of Centrexion Corporation, a privately held bio therapeutics company that develops pain therapies, since 2013. In addition, Mr. Kindler serves as Executive Chairman of vTv, Managing Director at Starboard Capital Partners (unrelated to Starboard Value LP or any of its affiliates), and advisor to a number of healthcare companies. Prior to this, Mr. Kindler was Chairman and CEO of Pfizer, Vice President of Litigation and Legal Policy at General Electric Company, Executive Vice President and General Counsel at McDonald’s, and President at Partner Brands. In addition, Mr. Kindler has served as a director of Intrexon since 2011, also serving as Chair of the Audit Committee, vTv Therapeutics since 2015, and Siga Technologies since 2013, as well as a number of privately held companies.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies.
•	Legal experience – extensive legal experience in both the public and private sectors.

Donal O’Connor, 67, has been a director of Perrigo since November 2014 and was previously a director of Elan Corporation, plc from May 2008 until Perrigo’s acquisition of Elan in December 2013. He was previously a senior partner of PwC in Ireland from 1995 until 2007. He was also a member of PwC Global Board from 2003 to 2008 and was a former chairman of the PwC Eurofirms Board. From December 2008 to May 2012, Mr. O’Connor served as a director for Readymix plc, an Irish concrete manufacturer and supplier. From December 2008 to June 2010, Mr. O’Connor served as the government appointed Chairman of Anglo Irish Bank plc. Mr. O’Connor has been a director of Theravance Biopharma, Inc. since October 2015 and a director of Malin Corporation plc since July 2017 and Chairman since January 2018. Mr. O’Connor also holds directorships on a number of private Irish company boards.

Director Qualifications:

•	Leadership experience – former Senior Partner of Pricewaterhouse Coopers.
•	Board and corporate governance experience – current and prior board and committee experience in the financial, pharmaceutical and other industries.
•	Accounting and financial expertise – qualified chartered accountant currently designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Geoffrey M. Parker, 53, has been a director of Perrigo since November 2016. Since April 2017, Mr. Parker has served as Chief Financial Officer of Tricida, Inc., a biopharmaceutical company. Mr. Parker previously served as Chief Financial Officer of Anacor Pharmaceuticals, a biopharmaceutical company, from September 2010 to May 2015. From 1997 to 2009, Mr. Parker led the West Coast Healthcare Investment Banking practice at Goldman Sachs, where he advised leading companies in the biotechnology, life science tools and medical device industries. Mr. Parker has served as a member of the board of directors of Genomic Health and ChemoCentryx since June 2016, and December 2009, respectively. Mr. Parker served on the board of directors of Sunesis Pharmaceuticals from March 2016 until December 2017.

Director Qualifications:

•	Leadership experience – current Chief Financial Officer as well as a former investment banking executive.
•	Board and corporate governance experience – current board and committee experience in the health science industry.
•	Accounting and financial expertise – designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Uwe F. Roehrhoff, 55, has served as President and Chief Executive Officer and director of Perrigo since January 2018. Prior to joining Perrigo, Mr. Roehrhoff served as Chief Executive Officer of Gerresheimer AG, a leading global manufacturer of pharmaceutical packaging products and medical devices for storage, dosage and safe administration of drugs. He began his career with Gerresheimer AG in 1991 and steadily advanced to serve in a number of key leadership roles in Europe and North America, including leading the American subsidiary Gerresheimer Glass Inc. from 2001 until 2010. He served as an executive board member from 2003 until 2017, responsible for two of the company’s three business units, and CEO of Gerresheimer AG from 2010 until his retirement in August 2017. Since May 2017, Mr. Roehrhoff has served as deputy chairman of Klöckner&Co SE. Mr. Roehrhoff also served as Audit Committee Chairman on the Board of Directors of Catalent, Inc. from February 2017 until February 2018.

Director Qualifications:

•	Leadership, operating and marketing experience – current Chief Executive Officer and various leadership roles at previous employers.
•	Board and corporate governance experience – board and corporate governance experience from current and previous service as a director of public and private companies and organizations.
•	Industry knowledge – extensive experience and knowledge in finance, operations and supply chain.

Theodore R. Samuels, 63, has been a director of Perrigo since January 2017. From 1981 to 2017, Mr. Samuels was an investor at Capital Group, a financial services company, and he served as President of Capital Guardian Trust Company, an affiliated company of Capital Group, from 2010 to 2016. While at Capital Group, he also served on The Capital Group Board, Audit Committee and Finance Committee, as well as on numerous management and investment committees. Mr. Samuels has been a director for Stamps.com since January 2017 and a director of Bristol-Myers Squibb since February 2017.

Director Qualifications:

•	Leadership experience – former investment management executive and former co-chair of Children’s Hospital Los Angeles.
•	Board and corporate governance experience – past and current board and committee experience in the financial and health science industries.
•	Accounting and financial expertise – extensive accounting and financial skills and attributes acquired through relevant education and work experience.

Jeffrey C. Smith, 45, has been a director of Perrigo since February 2017. Mr. Smith is a Managing Member, Chief Executive Officer, and Chief Investment Officer of Starboard Value LP. Mr. Smith has extensive experience in best-in-class corporate governance practices and significantly improving value at underperforming companies. He currently serves as Chairman of the Board of Advance Auto Parts, where he has been as a director since November 2015. Mr. Smith was Chairman of the Board of Darden Restaurants from October 2014 to April 2016 and a director of Yahoo! Inc. from April 2016 to June 2017. In addition, during the past five years, Mr. Smith has served on the boards of Quantum Corporation, Office Depot, Inc., and Regis Corporation.

Director Qualifications:

•	Leadership and operating experience – current and previous executive leadership roles within the private and public sectors.
•	Board and corporate governance experience – board and corporate governance experience from service as a director of public and private companies.
•	Accounting and Financial Expertise – extensive accounting and financial skills and attributes acquired through relevant education and work experience, including involvement in capital markets and investment decision making.

Accordingly, we are asking shareholders to approve the following resolutions as Ordinary Resolutions of the Company at the AGM:

RESOLVED that the shareholders elect, by separate resolutions, the following individuals as directors, to serve until the 2018 Annual General Meeting:

•	Bradley A. Alford
•	Laurie Brlas
•	Rolf A. Classon
•	Gary M. Cohen
•	Adriana Karaboutis
•	Jeffrey B. Kindler
•	Donal O’Connor
•	Geoffrey M. Parker
•	Uwe F. Roehrhoff
•	Theodore R. Samuels
•	Jeffrey C. Smith

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Ratification, in a Non-Binding Advisory Vote, of the Appointment of Ernst & Young LLP as the Company’s Independent Auditor and Authorization, in a Binding Vote, of the Board of Directors, Acting Through the Audit Committee, to Fix the Remuneration of the Auditor

The firm of Ernst & Young LLP (“EY”) began auditing the consolidated financial statements of Perrigo Company, our predecessor, in fiscal 2009. The Audit Committee has appointed EY to serve as our independent auditor for fiscal year 2018, and the Board of Directors recommends that the shareholders ratify the appointment of EY to audit our consolidated financial statements for our 2018 fiscal year. While under Irish law, EY is deemed to be reappointed without the necessity of a shareholder vote, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. In addition, the shareholders are being asked to authorize the Board of Directors, acting through the Audit Committee, to determine EY’s remuneration. This authorization is required by Irish law. The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

We expect representatives of EY to be present at the AGM with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

During fiscal years 2016 and 2017, we retained EY to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2016		Fiscal Year 2017
Audit Fees	$14,817,000	Audit Fees	$14,417,000
Audit-Related Fees(1)	$25,000	Audit-Related Fees(2)	$450,000
Tax Compliance	$1,536,000	Tax Compliance	$196,000
Tax Consulting & Advisory	2,664,000	Tax Consulting & Advisory	$1,823,000

Total Tax Fees	$4,200,000	Total Tax Fees	$2,019,000
All Other Fees	-0-	All Other Fees	-0-
Total Fees	$19,042,000	Total Fees	$16,886,000

1)	Mainly represents attest services provided to the Company in connection with the requirements of the Irish Takeover Panel.

2)	Relates primarily to services provided in connection with the Company’s strategic portfolio review.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our auditor, except for the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All audit and other services performed by our auditor in fiscal year 2017 were approved in accordance with the Audit Committee’s policy.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018, and authorize, in a binding vote, the Board of Directors acting through the Audit Committee to fix the remuneration of the auditor.

The Board of Directors unanimously recommends that shareholders vote

FOR the ratification, in a non-binding advisory vote, of the appointment of Ernst & Young LLP as our Company’s independent auditor for the fiscal year ending December 31, 2018 and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives our shareholders the opportunity to communicate to the Remuneration Committee and the Board of Directors their view on our compensation of the named executive officers.

It has been our practice to hold a Say-on-Pay vote annually, and at our 2017 AGM, our shareholders expressed their preference that we continue to do so. For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this proxy statement. As described in detail in the “Compensation Discussion and Analysis”, beginning on page 14, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with our short-term and long-term performance.

Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to our stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

At the 2016 AGM, our shareholders strongly approved the Say-on-Pay proposal, with more than 91% of the votes cast voting in favor of the proposal.

With respect to executive compensation during 2017, we believe that the Company’s financial performance provides support for the compensation of our named executive officers, including3:

•	Management delivered on its goals and commitments in 2017 by:
○	focusing on operational execution of core businesses in challenging end-markets;
○	taking actions to simplify, focus and execute on the Company’s core businesses;
○	implementing a cost optimization program that improved our cost structure; and
○	delivering strong cash flow conversion and improved balance sheet flexibility.
•	Delivered net sales of $4.9 billion.
○	achieved calendar year 2017 adjusted net sales growth of 1.3% compared to the prior year, excluding the year-over-year sales of exited European distribution businesses, the divestiture of the API business and the impact of Entocort®.
•	Realized adjusted operating profit of $1.0 billion.
•	Durable businesses once again delivered with a consolidated adjusted operating margin of 20.5%.
•	Management actions to improve the CHCI Segment resulted in an impressive growth in adjusted operating margin to 15.0% from 11.4%.
•	Sustained high level of performance in the CHCA Segment with adjusted operating margin of 21.9%.
•	Strong performance in the Rx Segment with continued adjusted operating margin of 41.9%.
•	Achieved 119% operating cash flow conversion to adjusted net income; cash from operations was an impressive $699 million.
•	Strategic initiatives taken delivered balance sheet strength and optionality with:
○	$2.6 billion of debt repaid in 2017;
○	~2.7 million shares repurchased in 2017; and
○	$679 million in total cash on hand as of December 31, 2017.

[3]	See Exhibit A for reconciliation of Adjusted (non-GAAP) to Reported GAAP.

•	Successfully completed our cost optimization program and achieved the announced run-rate savings by the end of 2017.

The Remuneration Committee and Board of Directors believe that the information provided in the “Compensation Discussion and Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success.

Although this Say-on-Pay advisory vote is non-binding, the Remuneration Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2018 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers

Proposal 4 – Renew the Board’s authority to issue shares under Irish law

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization to issue shares was obtained when our shareholders approved the adoption of our Articles of Association on December 17, 2013 and granted the Board this authorization for a period of five years. Because that five-year period will expire in December 2018, we are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

It is customary practice in Ireland to seek shareholder authority to issue shares with an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year.

Consistent with that practice, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that, without limitation to the authority contained in Article 8.3 of the Company’s Constitution, the directors are generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of approximately €46,489 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and that the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred had not expired.

The Board of Directors unanimously recommends that shareholders vote

FOR the renewal of the Board’s authority to issue shares under Irish law

Proposal 5 – Renew the Board’s authority to opt-out of

statutory pre-emption rights under Irish law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). When our shareholders approved the adoption of our Articles of Association on December 17, 2013, the Board was granted this authorization for a period of five years. Because that five-year period will expire in December 2018, we are proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital (with the possibility of issuing an additional 5% of the company’s issued ordinary share capital provided the company uses it only in connection with an acquisition or specified capital investment that is announced contemporaneously with the issuance, or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue), bringing the total acceptable limit to 10% of the company’s issued ordinary share capital.

It is also customary practice for such authority to be limited to a period of up to 18 months. Consistent with these customary practices, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization on a regular basis at our annual general meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization requested in Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Approval of this resolution would merely place us on par with other NYSE-listed companies.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED that, subject to and conditional on the passing of the resolution in respect of Proposal No. 4 as set out above, and without limitation to the authority contained in Article 8.4 of the Company’s Constitution, the directors are empowered pursuant to section 1023 of the Companies Act 2014 to allot and issue equity securities (within the meaning of section 1023 of the Companies Act 2014) for cash, pursuant to the authority conferred by Proposal No. 4 as if section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a)	the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)	the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of approximately €14,087.49 (14,087,485 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 6, 2018 (the latest practicable date before this Proxy Statement)) provided that, with respect to 7,043,743 of such shares, (being equivalent to approximately 5% of the issued ordinary share capital as of March 6, 2018), such allotment is to be used for the purposes of an acquisition or a specified capital investment;

and, in each case, the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.

The Board of Directors unanimously recommends that shareholders vote FOR the renewal of the Board’s authority to opt-out of statutory pre-emption rights under Irish law

Other Matters

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the fiscal year ended December 31, 2017, including the reports of the directors and auditor thereon, will be presented at the AGM. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our AGM. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish Statutory Financial Statements to beneficial owners of our shares and shareholders of record. Requests should be sent to: Perrigo Company plc, Attention: Todd W. Kingma, Company Secretary, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or GeneralMeeting@perrigo.com. The Company’s Irish Statutory Financial Statements are also available on our website at www.perrigo.com.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statement schedules, is on file with the Securities and Exchange Commission and delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Company Secretary, Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or at GeneralMeeting@perrigo.com.

Questions and Answers and Voting Information

1.	Who may vote and how many votes do I have?

Shareholders owning Perrigo’s ordinary shares at the close of business on March 6, 2018, the record date, or their proxy holders, may vote their shares at the AGM. On that date, there were 140,874,854 Perrigo ordinary shares outstanding.

Each ordinary share held as of the record date is entitled to one vote on each matter properly brought before the AGM.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: If your ordinary shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee (including through a Tel Aviv Stock Exchange (“TASE”) Clearing House member), you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend, but not vote at, the AGM. If you are a beneficial owner, you may not vote your shares in person at the AGM unless you obtain a legal proxy giving you the right to vote those shares at the AGM from the broker, bank or other nominee holding your shares in street name, or if you are a beneficial owner of shares traded through the TASE, unless you obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which your shares are registered. If your shares are held in this way, your broker, bank or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

3.	How do I vote?

While you should follow the specific voting instructions given by your bank, broker or other nominee; here is a summary of the common voting methods:

If you own ordinary shares as a shareholder of record, you may vote your shares in any of the following ways:

•	mailing your completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;
•	voting by telephone by following the recorded instructions or over the Internet as instructed on the enclosed proxy card; or
•	attending the AGM and voting in person.

If you hold your shares in street name (other than through a TASE Clearing House member):

•	You will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the AGM and submit the legal proxy along with your ballot at the AGM. In addition, you may request paper copies of the Proxy Statement from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee.

If you own shares that are traded through the TASE, you may vote your shares in one of the following two ways:

•	By mail: complete, sign and date the proxy card and attach to it an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares onMarch 6, 2018, the record date for voting, and return the proxy card along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 7100, Tel Aviv, 6107002, Israel. The proxy card and ownership certificate must be received no later than April 30, 2018 , to be included in the tally of shares voted at the AGM. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

•	In person: attend the AGM, where ballots will be provided. If you choose to vote in person at the AGM, you need to bring an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on March 6, 2018, the record date for voting. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

4.	If I voted by proxy, can I still attend and vote at the AGM?

Yes. Even if you have voted by proxy, you may still attend and vote at the AGM. Please note, however, that if you are a beneficial owner whose shares are held in street name, you are not the shareholder of record. In that event, if you wish to attend and vote at the AGM, you must obtain a proxy issued in your name from that holder of record giving you the right to vote your shares at the AGM, or if you are a beneficial owner of shares traded through the TASE, you must obtain a certificate of ownership from the TASE Clearing House member through which your shares are registered.

5.	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

Yes, if you own ordinary shares as a shareholder of record, you may change your vote at any time before your proxy is voted at the AGM in one of four ways:

•	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

•	timely deliver written notice that you have revoked your proxy to the Company Secretary at the following address:

Perrigo Company plc,

Treasury Building,

Lower Grand Canal Street,

Dublin 2, Ireland

Attn: Company Secretary;

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or
•	attend the AGM and vote in person. Simply attending the AGM, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the AGM to change your vote.

If you are a beneficial owner of shares held in street name or otherwise (including through a TASE Clearing House member) and you have instructed your bank, broker or other nominee to vote your shares, you may revoke your proxy at any time, before it is exercised, by:

•	following the requirements of your bank, broker or nominee or, if your shares are traded through the TASE, the TASE Clearing House member through which your shares are registered; or
•	voting in person at the AGM by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot (if your shares are traded through the NYSE) or by obtaining a certificate of ownership from the TASE Clearing House member through which your shares are registered and submitting the certificate of ownership along with your ballot (if your shares are traded through the TASE).

6.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Ron Winowiecki and Todd Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the AGM. In that event, your proxy will be voted consistent with the Board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Ron Winowiecki and Todd Kingma.

7.	What constitutes a quorum?

According to our Memorandum and Articles of Association, the presence of more than 50% of the total issued shares constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, vote by telephone or Internet, or attend the AGM in person. Abstentions and broker non-votes are counted as “shares present” at the AGM for purposes of determining whether a quorum is present at the meeting.

8.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will not have discretionary authority to vote on any matter at the AGM other than Proposal 2 and will be considered “broker non-votes” having no effect on the relevant resolution.

9.	What is the required vote?

To pass an ordinary resolution, a simple majority of the votes cast in person or by proxy must be in favor of the resolution, while 75% of the votes cast is required for a special resolution to pass.

The election of each person nominated to serve as a director in Proposal 1 and Proposals 2 through 4 are ordinary resolutions requiring a simple majority of votes cast. Proposal 5 is a special resolution requiring 75% of votes cast to pass. Abstentions and broker non-votes will have no impact on the outcome of any proposal.

10.	How do I submit a shareholder proposal or director nomination for the next AGM?

If you want to submit a proposal for inclusion in our proxy statement for the 2019 AGM or nominate an individual for election as a director at the 2019 AGM, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. You must submit your proposal no later than November 10, 2018. Your nomination or proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”) and the Memorandum and Articles of Association of the Company. If you want to submit a nomination or proposal to be raised at the 2019 AGM but not included in the proxy statement, we must receive your written proposal on or after February 3, 2019, but on or before February 23, 2019. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an annual general meeting, the advance notice provisions of our Articles of Association require that your notice of the proposal must include in summary: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (7) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Company Secretary at Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

With respect to director nominations, the advance notice provisions of our Articles of Association require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) the name, age and home and business addresses of the nominee; (7) the principal occupation or employment of the nominee; (8) the number of Perrigo ordinary shares that the nominee beneficially owns; (9) a statement that the nominee is willing to be nominated and serve as a director; (10) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to shareholders’ understanding of his or her independence; and (11) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Company Secretary at Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

11.	How do I use proxy access to nominate a director candidate for the next AGM?

Any stockholder or group of up to 20 stockholders meeting our continuous ownership requirement of 3% or more of our ordinary shares for at least 3 years who wishes to nominate a candidate or candidates for election in connection with our 2019 AGM and require us to include such nominees in our proxy statement and form of proxy must submit their nomination and request so it is received by us on or after October 24, 2018, but on or before November 23, 2018. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of the Board. Loaned shares recallable on five U.S. business days’ notice count as owned for purposes of meeting the continuous ownership requirement, but each stockholder in the requesting group must have full voting and investment rights as well as economic interest in their shares at the time of nomination, record date and meeting date. Two or more investment funds that are under common management and investment control will count as one stockholder for purposes of determining the size of the group. All proxy access nominations must meet the requirements of the Company’s Memorandum and Articles of Association. You should send your nomination and request to our Company Secretary at Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland.

12.	What are the Irish Statutory Financial Statements?

The Irish Statutory Financial Statements are the financial statements required to be prepared in accordance with the Irish Companies Act 2014 and cover the results of operations and financial position of the Company for the fiscal year ended December 31, 2017. We are presenting our Irish statutory financial statements, including the reports of the auditor and the directors thereon, at the AGM and mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and deliver those accounts to shareholders of record in connection with our AGM. However, as shareholder approval of those financial statements is not required, it will not be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory financial statements to beneficial owners and shareholders of record of our shares. Requests should be sent to: Perrigo Company plc, Attention: Company Secretary, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email at GeneralMeeting@perrigo.com.

13.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

14.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

15.	Can I access these proxy materials on the Internet?

Yes. The Proxy Statement and our Annual Report on Form 10-K and a link to the means to vote by Internet are available at http://www.viewproxy.com/perrigo/2018

EXHIBIT A

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company’s ongoing operating trends, facilitating comparability between periods and companies in similar industries and assessing the Company’s prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

PERRIGO COMPANY PLC RECONCILIATION OF NON-GAAP MEASURES

Table I

(in millions, except per share amounts)

(unaudited)

	Twelve Months Ended December 31, 2017
	Operating Income	Net Income	Diluted Earnings per Share
Consolidated
Reported	$598.2	$119.6	$0.84
As a % of reported net sales	12.1%	2.4%
Adjustments:
Amortization expense related primarily to acquired intangible assets	$355.5	$355.5	$2.49
Acquisition charges and contingent consideration adjustments	(18.9)	(18.9)	(0.13)
Restructuring charges	61.0	61.0	0.43
Gain/Loss on divestitures	(23.1)	(24.8)	(0.17)
Milestone revenue related to royalty rights	-	(10.0)	(0.07)
Operating results attributable to held-for-sale businesses*	(1.8)	(3.1)	(0.02)
Change in financial assets	-	24.9	0.17
Unusual litigation	(9.0)	(9.0)	(0.06)
Impairment charges	47.5	47.5	0.33
Loss on early debt extinguishment	-	135.2	0.95
Loss on hedges related to debt tender	-	5.9	0.04
Non-GAAP tax adjustments**	-	18.9	0.13

Adjusted	$1,009.4	$702.7	$4.93
As a % of adjusted net sales	20.5%	14.3%

Reported diluted weighted average shares outstanding			142.6

*Held-for-sale businesses primarily includes the India and Israel API businesses.

**The non-GAAP tax adjustments include the following: (1) $2.8 million of tax effect related to audit settlements and other discrete items; (2) $97.2 million net impact related to valuation allowances on deferred tax assets commensurate with non-GAAP pre-tax measures; (3) $(78.0) million of tax effects of pretax non-GAAP adjustments, including the sale of assets, that are calculated based upon the specific rate of the applicable jurisdiction of the pretax item; and (4) $(3.1) million of tax adjustments related to tax reform.

YTD Consolidated adjusted net sales excluding Belgium distribution net sales, Entocort® net sales, and API net sales
YTD 2017 consolidated adjusted net sales	$4,925.5
YTD 2016 consolidated adjusted net sales	$5,167.8
Less: Belgium distribution net sales	(200.3)
Less: Entocort® net sales	(67.2)
Less: API net sales	(41.2)

YTD 2016 consolidated adjusted net sales excluding Belgium distribution net sales, Entocort® net sales and API net sales	$4,859.1
Total change	1.3%

PERRIGO COMPANY PLC RECONCILIATION OF NON-GAAP MEASURES

Table I (continued)

(in millions, except per share amounts)

(unaudited)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
	Operating Income	Operating Income (Loss)
Consumer Healthcare International
Reported	$12.5	$(2,087.4)
As a % of reported net sales	0.8%	(126.3)%
Adjustments:
Amortization expense primarily related to acquired intangible assets	$199.2	$184.2
Unusual litigation	(8.8)	8.2
Impairment charges	4.8	2,042.4
Restructuring charges	17.1	20.9
Operating results attributable to held-for-sale business*	0.5	18.0
Acquisition charges and contingent consideration adjustments	(1.5)	1.9

Adjusted	$223.8	$188.2
As a % of reported net sales (2017) / As a % of adjusted net sales (2016)	15.0%	11.4%

*Held-for-sale business includes the European sports brand.

	Twelve Months Ended
	December 31, 2017	December 31, 2016
	Operating Income	Operating Income
Consumer Healthcare Americas
Reported	$445.0	$399.8
As a % of reported net sales	18.3%	15.9%
Adjustments:
Amortization expense primarily related to acquired intangible assets	$68.0	$71.0
Unusual litigation	(10.2)	10.2
Impairment charges	4.5	37.0
Operating results attributable to held-for-sale business*	-	(5.7)
Restructuring charges	27.4	5.6
Acquisition charges and contingent consideration adjustments	(2.4)	6.3

Adjusted	$532.3	$524.2
As a % of reported net sales (2017) / As a % of adjusted net sales (2016)	21.9%	21.9%

*Held-for-sale business includes the U.S. VMS business.

PERRIGO COMPANY PLC RECONCILIATION OF NON-GAAP MEASURES

Table I (continued)

(in millions, except per share amounts)

(unaudited)

	Twelve Months Ended
	December 31, 2017	December 31, 2016
	Operating Income	Operating Income (Loss)
Prescription Pharmaceuticals
Reported	$307.6	$(0.2)
As a % of reported net sales	31.7%	-%
Adjustments:
Amortization expense primarily related to acquired intangible assets	$86.7	$106.7
Unusual litigation	10.0	-
Gain on divestitures	(23.3)	-
Restructuring charges	5.8	2.1
Impairment charges	34.9	342.4
Acquisition charges and contingent consideration adjustments	(15.0)	5.9

Adjusted	$406.7	$456.9
As a % of reported net sales	41.9%	43.8%

Twelve Months Ended
December 31, 2017
Operating cash flow	$698.9
Less: Tax payment	74.2
Less: Restructuring payments	59.6

$832.7

Adjusted net income	$702.7
Cash conversion ratio	119%

PROXY PERRIGO COMPANY PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 4, 2018. The undersigned, revoking any proxy or voting instructions previously given, appoints Ronald L. Winowiecki and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc beneficially held by the undersigned on March 6, 2018 at the Annual General Meeting of Shareholders to be held on May 4, 2018 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, and “FOR” Proposals 2 through 5. IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from the TASE Clearing House member through which your shares are registered, to Perrigo Company plc, P.O. Box 7100, Tel Aviv, Israel 6107002 so your shares may be represented at the Meeting. The proxy card and Ownership Certificate must be received no later than April 30, 2018 to be validly included in the tally of shares voted at the Meeting. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2018

1. Elect Directors to hold office until the 2019 Annual General Meeting of Shareholders: FOR AGAINST ABSTAIN 01 Bradley A. Alford 02 Laurie Brlas 03 Rolf A. Classon 04 Gary M. Cohen 05 Adriana Karaboutis 06 Jeffrey B. Kindler 07 Donal O’Connor 08 Geoffrey M. Parker 09 Uwe F. Roehrhoff 10 Theodore R. Samuels 11 Jeffrey C. Smith (Except nominee(s) written above.) 2. Ratify the appointment of Ernst & Young LLP FOR AGAINST ABSTAIN as our independent auditor for the period ending December 31, 2018, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 3. Advisory vote on the Company’s executive compensation: 4. Renew the Board’s authority to issue shares under Irish law: 5. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law: 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This section must be completed for your vote to be counted. Please date and sign below. Dated:, 2018. Signature Name (printed) Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONS Voting cut-off is April 30, 2018 at 11:59 PM Eastern Daylight Time.

PROXY PERRIGO COMPANY PLC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 4, 2018. The undersigned, revoking any proxy or voting instructions previously given, appoints Ronald L. Winowiecki and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc held of record by the undersigned on March 6, 2018 at the Annual General Meeting of Shareholders to be held on May 4, 2018 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1, and “FOR” Proposals 2 through 5. If you vote by Internet or telephone, please do not send your proxy by mail. IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held May 4, 2018. The Proxy Materials are available for review at: http://www.viewproxy.com/perrigo/2018

1. Elect Directors to hold office until the 2019 Annual General Meeting of Shareholders: FOR AGAINST ABSTAIN 01 Bradley A. Alford 02 Laurie Brlas 03 Rolf A. Classon 04 Gary M. Cohen 05 Adriana Karaboutis 06 Jeffrey B. Kindler 07 Donal O’Connor 08 Geoffrey M. Parker 09 Uwe F. Roehrhoff 10 Theodore R. Samuels 11 Jeffrey C. Smith (Except nominee(s) written above.) 2. Ratify the appointment of Ernst & Young FOR AGAINST ABSTAIN LLP as our independent auditor for the period ending December 31, 2018, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor: 3. Advisory vote on the Company’s executive compensation: 4. Renew the Board’s authority to issue shares under Irish law: 5. Renew the Board’s authority to opt-out of statutory pre-emption rights under Irish law: 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This section must be completed for your vote to be counted. Please date and sign below. Dated: , 2018. Signature Name (printed) Title Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or telephone A proxy submitted by a shareholder of record by mail must be received by May 3, 2018 at 10:00 AM Irish Standard Time. For participants in the Company’s 401K Plan, Internet and telephone voting is available through April 30, 2018 at 11:59 PM Eastern Daylight Time. For all other holders, Internet and telephone voting is available through May 2, 2018 at 11:59 PM Eastern Daylight Time. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/PRGO Have your proxy card available when you access the above -website. Follow the prompts to vote your shares. TELEPHONE MAIL Vote Your Proxy by Phone: Vote Your Proxy by Mail: Call 1 (866) 804-9616 Use any touch-tone telephone to Mark, sign, and date your proxy vote your proxy. Have your proxy card, then detach it, and return card available when you call. it in the postage-paid envelope Follow the voting instructions to provided. vote your shares.